Calculation of Registration Fee
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
$1,250,000,000 4.445% Fixed Rate/Floating Rate Senior Notes due 2030 (the “Senior Notes”)	$1,250,000,000	$151,500 (2)
Total	$1,250,000,000	$151,500 (2)

(1)       The total filing fee of $242,400 is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)       Pursuant to Rule 457(p) under the Securities Act, a filing fee of $1,203,164.77 has been previously paid with respect to unsold securities of RBS Commercial Funding Inc. (CIK: 0001112998)(“RCFI”), an indirect, wholly owned subsidiary of the Registrant. As a result, the $1,203,164.77 filing fee associated with such unsold securities is being carried forward and is being offset against the $151,500 filing fee currently due in connection with the Senior Notes. Accordingly, no registration fee is due and no additional registration fee has been paid with respect to this offering. The previously paid filing fee of $1,203,164.77 is associated with the unsold portion of the following securities: (a) $8,000,000,000 in aggregate principal amount of Mortgage- and Asset-Backed Securities, registered by RFCI on Pre-Effective Amendment No.4 to the Registration Statement on Form S-3 (File No. 333-177891), filed with the Securities and Exchange Commission (the “SEC”) on March 30, 2012, for which RFCI paid fees of $916,685.40 on March 28, 2012, and of which RFCI rolled forward $31,901.09 in respect of unsold securities to its Pre-Effective Amendment No.1 to the Registration Statement on Form S-3 (File No. 333-197550), filed with the SEC on August 14, 2014 (the “2014 RFCI Registration Statement”); and (b) $10,000,000,000 in aggregate principal amount of Mortgage Pass-Through Certificates, registered by RFCI on the 2014 RFCI Registration Statement, for which RFCI paid fees of $1,287,871.20 on August 14, 2014. As of May 2, 2019, $276,014.77 of such fees remain unused by RFCI and remain available to be offset pursuant to Rule 457(p). Following the offset of the filing fee currently due in connection with the Senior Notes, $124,514.77 of RFCI fees will remain unused and available for future offset under Rule 457(p) until August 14, 2019.

Filed pursuant to Rule 424(b)(5)

Registration No. 333-222022

PROSPECTUS SUPPLEMENT

(to prospectus dated December 13, 2017)

The Royal Bank of Scotland Group plc

$1,250,000,000 4.445% Fixed Rate/Floating Rate Notes due 2030

The 4.445% Fixed Rate/Floating Rate Notes due 2030 (the “Senior Notes”) will bear interest at a rate of 4.445% per annum from (and including) the date of issuance to (but excluding) May 8, 2029, paid semi-annually in arrear on May 8 and November 8 of each year, beginning on November 8, 2019, to (and including) May 8, 2029. From May 8, 2029, to (but excluding) maturity, interest will be paid quarterly in arrear on August 8, 2029, November 8, 2029, February 8, 2030 and May 8, 2030, beginning on August 8, 2029, to (and including) maturity, at a floating rate equal to the three-month U.S. dollar London interbank offered rate, plus 1.871% per annum, accruing from May 8, 2029, to (but excluding) maturity. The Senior Notes will mature on May 8, 2030.

The Senior Notes will constitute our direct, unconditional, unsecured and unsubordinated obligations, ranking pari passu without any preference among themselves, and equally with all our other outstanding unsecured and unsubordinated obligations, present and future, except such obligations as are preferred by operation of law.

We may redeem the Senior Notes at our sole discretion, in whole but not in part, on the Optional Redemption Date (as defined herein), at 100% of their principal amount together with any accrued but unpaid interest to, but excluding, the date of redemption. In addition, we may redeem the Senior Notes, in whole but not in part, at 100% of their principal amount together with any accrued but unpaid interest to, but excluding, the date of redemption, upon the occurrence of certain tax or regulatory events as described in this prospectus supplement and the accompanying prospectus. Any redemption or repurchase of the Senior Notes is subject to the provisions described under “Description of the Senior Notes—Conditions to Redemption and Repurchase”.

Notwithstanding any other agreements, arrangements, or understandings between us and any holder or beneficial owner of the Senior Notes, by its acquisition of Senior Notes, each holder and beneficial owner of the Senior Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of any UK bail-in power by the relevant UK authority which may result in (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, the Senior Notes; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, the Senior Notes into ordinary shares or other securities or other obligations of RBSG (as defined herein) or another person and/or (iii) the amendment or alteration of the maturity of the Senior Notes, or amendment of the amount of interest due on the Senior Notes, or the dates on which interest becomes payable, including by suspending payment for a temporary period; which UK bail-in power may be exercised by means of variation of the terms of the Senior Notes solely to give effect to the exercise by the relevant UK authority of such UK bail-in power. Each holder and beneficial owner of the Senior Notes further acknowledges and agrees that the rights of the holders and/or beneficial owners under the Senior Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any UK bail-in power by the relevant UK authority.

By its acquisition of Senior Notes, each holder (including each beneficial holder) of the Senior Notes, to the extent permitted by the Trust Indenture Act of 1939 as amended (the “Trust Indenture Act”), waives any and all claims against the Trustee for, agrees not to initiate a suit against the Trustee in respect of, and agrees that the Trustee shall not be liable for, any action that the Trustee takes, or abstains from taking, in either case in accordance with the exercise of the UK bail-in power by the relevant UK authority with respect to the Senior Notes.

We intend to apply to list the Senior Notes on the New York Stock Exchange in accordance with its rules.

Investing in the Senior Notes involves risks. See “Risk Factors” beginning on page S-8 and as incorporated by reference herein.

By its acquisition of Senior Notes, each holder (including each beneficial holder) shall be deemed to have (i) consented to the exercise of any UK bail-in power which may be imposed without any prior notice by the relevant UK authority of its decision to exercise such power with respect to the Senior Notes and (ii) authorised, directed and requested The Depository Trust Company (“DTC”) and any direct participant in DTC or other intermediary through which it holds such Senior Notes to take any and all necessary action, if required, to implement the exercise of any UK bail-in power with respect to the Senior Notes as it may be imposed, without any further action or direction on the part of such holder.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289) of Singapore (the “SFA”), we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the Senior Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and “Excluded Investment Products” (as defined in MAS Notice SFA 04- N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Senior Note	Total
Price to the public	100.000%	$1,250,000,000
Underwriting discount	0.350%	$4,375,000
Proceeds, before expenses, to us	99.650%	$1,245,625,000

The initial price to the public set forth above does not include accrued interest, if any. Interest on the Senior Notes will accrue from May 8, 2019 and must be paid by the purchaser if the Senior Notes are delivered thereafter.

The Senior Notes will be issued in registered form in denominations of $200,000 and integral multiples of $1,000 in excess thereof. We expect that the Senior Notes will be ready for delivery through the book-entry facilities of DTC and its participants on or about May 8, 2019.

Joint Bookrunners and Joint Lead Managers

Citigroup	J.P. Morgan	NatWest Markets	UBS Investment Bank

Prospectus Supplement dated May 2, 2019

table of contents

Page

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT	S-ii
INCORPORATION OF INFORMATION BY REFERENCE	S-ii
FORWARD-LOOKING STATEMENTS	S-iv
IMPORTANT INFORMATION	S-iv
SUMMARY	S-1
RISK FACTORS	S-8
RECENT DEVELOPMENTS	S-19
USE OF PROCEEDS	S-20
CAPITALIZATION OF THE GROUP	S-21
DESCRIPTION OF THE SENIOR NOTES	S-22
UK AND U.S. FEDERAL TAX CONSEQUENCES	S-34
UNDERWRITING/CONFLICTS OF INTEREST	S-38
LEGAL OPINIONS	S-44
EXPERTS	S-45

Prospectus

ABOUT THIS PROSPECTUS	1
USE OF PROCEEDS	1
THE ROYAL BANK OF SCOTLAND GROUP PLC	1
DESCRIPTION OF DEBT SECURITIES	2
DESCRIPTION OF DOLLAR PREFERENCE SHARES	10
DESCRIPTION OF DOLLAR PREFERENCE SHARE AMERICAN DEPOSITARY SHARES	18
DESCRIPTION OF CONTINGENT CONVERTIBLE SECURITIES	23
DESCRIPTION OF CERTAIN PROVISIONS RELATING TO DEBT SECURITIES AND CONTINGENT CONVERTIBLE SECURITIES	29
DESCRIPTION OF ORDINARY SHARES	35
DESCRIPTION OF ORDINARY SHARE AMERICAN DEPOSITARY SHARES	41
DESCRIPTION OF RIGHTS TO SUBSCRIBE FOR ORDINARY SHARES	47
PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)	48
LEGAL OPINIONS	49
EXPERTS	49
ENFORCEMENT OF CIVIL LIABILITIES	50
WHERE YOU CAN FIND MORE INFORMATION	50
INCORPORATION OF DOCUMENTS BY REFERENCE	50
CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS	51

We have not, and the Underwriters have not, authorised anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus prepared by us or on our behalf or to which we have referred you. We and the Underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the Underwriters are not, making an offer to sell these securities in any state or jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein is accurate only as of their respective dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

In this prospectus supplement, we use the following terms:

•	“we”, “us”, “our”, “Issuer” and “RBSG” refer to The Royal Bank of Scotland Group plc;

•	“Group” refers to RBSG together with its subsidiaries consolidated in accordance with International Financial Reporting Standards;

•	“SEC” refers to the U.S. Securities and Exchange Commission;

•	“Indenture” refers to the Amended and Restated Indenture dated as of December 13, 2017 (the “Base Indenture”) and as amended and supplemented by one or several supplemental indentures to be dated as of May 8, 2019 (the “Supplemental Indenture”) governing the Senior Notes.

•	“pound sterling”, “pounds”, “sterling”, “pence”, “£” and “p” refer to the currency of the United Kingdom;

•	“U.S. dollar”, “dollars” and “$” refer to the currency of the United States; and

•	“euro” and “€” refer to the currency of the member states of the European Union (“EU”) that have adopted the single currency in accordance with the treaty establishing the European Community, as amended.

INCORPORATION OF INFORMATION BY REFERENCE

We are subject to the informational requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith, we file reports and other information with the SEC. The SEC’s website, at http://www.sec.gov, and our website, at http://www.rbs.com, contain reports and other information in electronic form that we have filed. Except for SEC filings incorporated by reference in this prospectus supplement and the accompanying prospectus, none of the information on or that can be accessed through our website is part of this prospectus supplement or the accompanying prospectus. You may also request a copy of any filings referred to below (other than exhibits not specifically incorporated by reference) at no cost, by contacting us at RBS Gogarburn, P.O. Box 1000, Edinburgh EH12 1HQ, Scotland, telephone +44 (0)131 626 0000.

The SEC allows us to incorporate by reference much of the information we file with them. This means:

•	documents incorporated by reference are considered part of this prospectus supplement;

•	we can disclose important information to you by referring you to these documents; and

•	information that we file with the SEC will automatically update and modify or supersede some of the information included or incorporated by reference into this prospectus supplement.

This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement or in any document previously incorporated by reference have been modified or superseded. The accompanying prospectus lists documents that are incorporated by reference into this prospectus supplement. In addition to the documents listed in the accompanying prospectus, we incorporate by reference the following reports, except for any information contained on websites linked in such reports:

•	our annual report on Form 20-F for the year ended December 31, 2018, filed with the SEC on February 28, 2019 (File No. 001-10306), as restated by the 2019 Restatement Document (as defined below) (the “2018 Annual Report”);

•	our interim report on Form 6-K announcing the resignation of Ross McEwan as Chief Executive Officer and Executive Director, filed with the SEC on April 25, 2019 (File No. 001-10306);

•	our interim report on Form 6-K containing our unaudited condensed consolidated financial statements for the three-months ended and as at March 31, 2019, together with certain other information, filed with the SEC on April 26, 2019 (File No. 001-10306) (the “Q1 2019 Interim Report”); and

S-ii

•	our interim report on Form 6-K containing a retrospective revision of certain sections of our annual report on Form 20-F for the year ended December 31, 2018, to reflect changes to the Group’s reportable segments and changes in a reporting standard, together with certain other information, filed with the SEC on April 30, 2019 (File No. 001-10306) (the “2019 Restatement Document”).

We also incorporate by reference into this prospectus supplement and accompanying prospectus any future documents we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement until the offering contemplated in this prospectus supplement is completed. Reports on Form 6-K we may furnish to the SEC after the date of this prospectus supplement (or portions thereof) are incorporated by reference in this prospectus supplement only to the extent that the report expressly states that it (or such portions) is incorporated by reference in this prospectus supplement.

S-iii

FORWARD-LOOKING STATEMENTS

From time to time, we may make statements, both written and oral, regarding our assumptions, projections, expectations, intentions or beliefs about future events. These statements constitute “forward-looking statements” for purposes of the Private Securities Litigation Reform Act of 1995. We caution that these statements may and often do vary materially from actual results. Accordingly, we cannot assure you that actual results will not differ materially from those expressed or implied by the forward-looking statements. You should read the sections entitled “Risk Factors” in this prospectus supplement and in our 2018 Annual Report which is incorporated by reference herein, “Cautionary Statement on Forward-Looking Statements” in the accompanying prospectus and “Forward-Looking Statements” in our 2018 Annual Report, Q1 2019 Interim Report and the 2019 Restatement Document which are incorporated by reference herein.

Any forward-looking statements made herein or in the documents incorporated by reference herein speak only as of the date they are made. Except as required by the UK Financial Conduct Authority (the “FCA”), any applicable stock exchange or any applicable law, we expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained in this prospectus supplement or the documents incorporated by reference herein to reflect any changes in expectations with regard thereto or any new information or any changes in events, conditions or circumstances on which any such statement is based. The reader should, however, consult any additional disclosures that we have made or may make in documents we have filed or may file with the SEC.

IMPORTANT INFORMATION

MiFID II product governance / Professional investors and ECPs only target market – Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the Senior Notes has led to the conclusion that: (i) the target market for the Senior Notes is eligible counterparties and professional clients only, each as defined in Directive 2014/65/EU (as amended, “MiFID II”); and (ii) all channels for distribution of the Senior Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Senior Notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the Senior Notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

PRIIPs Regulation / Prohibition of sales to EEA retail investors – The Senior Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II; or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended or superseded, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the Senior Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Senior Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Each person in a Member State of the EEA who receives any communication in respect of, or who acquires any Senior Notes under, the offers to the public contemplated in this prospectus supplement, or to whom the Senior Notes are otherwise made available, will be deemed to have represented, warranted, acknowledged and agreed to and with each Underwriter and the Issuer that it and any person on whose behalf it acquires Senior Notes is not a “retail investor” as defined above.

European Economic Area – This prospectus supplement has been prepared on the basis that any offer of the Senior Notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of the Senior Notes. The expression Prospectus Directive means Directive 2003/71/EC (as amended or superseded), and includes any relevant implementing measure in the Member State of the EEA concerned.

S-iv

SUMMARY

The following is a summary of this prospectus supplement and should be read as an introduction to, and in conjunction with, the remainder of this prospectus supplement, the accompanying prospectus and any documents incorporated by reference herein and therein. You should base your investment decision on a consideration of this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, as a whole. Words and expressions defined in “Description of the Senior Notes” below shall have the same meanings in this summary.

General

Issuer	The Royal Bank of Scotland Group plc.
Senior Notes	$1,250,000,000 aggregate principal amount of 4.445% Fixed Rate/Floating Rate Notes due 2030 (the “Senior Notes”).
Issue Date	May 8, 2019.
Maturity	We will repay the Senior Notes at 100% of their principal amount together with any accrued and unpaid interest on May 8, 2030.
Interest Rate

From (and including) the Issue Date to (but excluding) May 8, 2029 (such period, the “Fixed Rate Period”), interest on the Senior Notes will be payable at a rate of 4.445% per annum.

From (and including) May 8, 2029 to (but excluding) maturity (such period, the “Floating Rate Period”), the interest rate on the Senior Notes will be equal to the three-month U.S. dollar London interbank offered rate (“LIBOR”), as determined by the Calculation Agent on the applicable Interest Determination Date (as defined below), plus 1.871% per annum, accruing from May 8, 2029, to (but excluding) maturity. During the Floating Rate Period, the interest rate applicable to the Senior Notes will be reset quarterly on each Interest Reset Date (as defined below). See “Calculation of U.S. Dollar Libor” below.

Interest Payment Dates

During the Fixed Rate Period, interest on the Senior Notes will be payable semi-annually in arrear on May 8 and  November 8 of each year, beginning on November 8, 2019 (each, a “Fixed Rate Period Interest Payment Date”), to (and including) May 8, 2029.

During the Floating Rate Period, interest on the Senior Notes will be payable quarterly in arrear on August 8, 2029, November 8, 2029, February 8, 2030 and May 8, 2030, beginning on August 8, 2029, to (and including) maturity (each, a “Floating Rate Period Interest Payment Date” and, together with each Fixed Rate Period Interest Payment Date, each an “Interest Payment Date”).

Interest Reset Dates	In relation to the Senior Notes, May 8, 2029, August 8, 2029, November 8, 2029 and February 8, 2030, beginning on August 8, 2029 (each, an “Interest Reset Date”).
Floating Rate Interest Periods	During the Floating Rate Period, the period beginning on (and including) a Floating Rate Period Interest Payment Date and ending on (but excluding) the next succeeding Floating Rate Period Interest Payment Date; provided that the first floating rate interest period will begin on May 8, 2029 and will end on (but exclude) the first Floating Rate Period Interest Payment Date.
Interest Determination Date	The second London banking day preceding each applicable Interest Reset Date (the “Interest Determination Date”).

“London banking day” means any day on which dealings in U.S. dollars are transacted in the London interbank market.
Regular Record Dates	The regular record dates for the Senior Notes will be the 15th calendar day preceding each Interest Payment Date, whether or not a business day.
Calculation of U.S. Dollar LIBOR

Subject to the circumstances described under “Description of the Senior Notes – Interest – LIBOR Discontinuation”, LIBOR will be determined by the Calculation Agent in accordance with the following provisions:

(1)

With respect to any Interest Determination Date, LIBOR will be the rate (expressed as a percentage per annum) for deposits in U.S. dollars having a maturity of three months commencing on the related Interest Reset Date that appears on Reuters Page LIBOR01 as of 11:00 a.m., London time, on that Interest Determination Date. If no such rate appears, then LIBOR, in respect of that Interest Determination Date, will be determined in accordance with the provisions described in (2) below.

(2)

With respect to an Interest Determination Date on which no rate appears on Reuters Page LIBOR01(as defined below), the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market (which may include the Underwriters or their affiliates), as selected and identified by us, to provide its offered quotation (expressed as a percentage per annum) for deposits in U.S. dollars for the period of three months, commencing on the related Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then LIBOR on that Interest Determination Date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in the City of New York, on the Interest Determination Date by three major banks in the City of New York (which may include the Underwriters or their affiliates), as selected and identified by us, for loans in U.S. dollars to leading European banks, for a period of three months, commencing on the related Interest Reset Date, and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two such rates are so provided, LIBOR on the Interest Determination Date will be the arithmetic mean of such rates. If fewer than two such rates are so provided, LIBOR on the Interest Determination Date will be LIBOR in effect with respect to the immediately preceding Interest Determination Date or, in the case of the initial Interest Determination Date, such rate as may be determined by such alternate method as reasonably selected by the Calculation Agent.

“Reuters Page LIBOR01” means the display that appears on Reuters Page LIBOR01 or any page as may replace such page on such service (or any successor service) for the purpose of displaying LIBOR of major banks for U.S. dollars.

Notwithstanding the provisions described above, if we (in consultation with the Calculation Agent to the extent practicable) determine that a

Benchmark Event has occurred or consider that there may be a Successor Rate (each term as defined below), then LIBOR will be determined in accordance with the provisions set forth under “Description of the Senior Notes – Interest – LIBOR Discontinuation”.
Noteholder’s Waiver of Right to Set-Off	By acquiring a Senior Note, each holder (and the Trustee acting on behalf of the holders) will be deemed to have waived to the fullest extent permitted by law any right of set-off, counterclaim or combination of accounts with respect to such Senior Note or the Indenture (or between our obligations under or in respect of any Senior Note and any liability owed by a holder) that they (or the Trustee acting on their behalf) might otherwise have against us, whether before or during our winding-up, liquidation or administration. Notwithstanding the above, if any such rights and claims of any such holder (or the Trustee acting on behalf of such holders) against us are discharged by set-off, such holder (or the Trustee acting on behalf of such holders) will immediately pay an amount equal to the amount of such discharge to us or, in the event of a winding-up, liquidation or administration, our liquidator or administrator (or other relevant insolvency official), as the case may be, to be held on trust for senior creditors, and until such time as payment is made will hold a sum equal to such amount on trust for senior creditors, and accordingly such discharge shall be deemed not to have taken place.
Ranking	The Senior Notes will constitute our direct, unconditional, unsecured and unsubordinated obligations ranking pari passu without any preference among themselves, and equally with all our other outstanding unsecured and unsubordinated obligations, present and future, except such obligations as are preferred by operation of law.
Events of Default and Defaults; Limitation of Remedies

Events of Default

An “Event of Default” with respect to the Senior Notes shall only result if:

•

a court of competent jurisdiction makes an order for our winding up which is not successfully appealed within 30 days; or

•

an effective shareholders’ resolution is validly adopted for our winding up,

in each case other than under or in connection with a scheme of amalgamation or reconstruction not involving a bankruptcy or insolvency.

There are no other Events of Default under the Senior Notes. If an Event of Default with respect to Senior Notes occurs and is continuing, the Trustee or the holder or holders of at least 25% in aggregate principal amount of the outstanding Senior Notes may declare the principal amount of, and any accrued but unpaid interest on such Senior Notes to be due and payable immediately in accordance with the terms of the Indenture. There are no other circumstances in which holders of Senior Notes or the Trustee may accelerate amounts to be paid in respect of the Senior Notes.

Defaults

A “Default” with respect to the Senior Notes shall result if:

•

any installment of interest in respect of the Senior Notes is not paid on or before the relevant Interest Payment Date and such failure continues for 14 days; or

•

all or any part of the principal amount of the Senior Notes is not paid when it otherwise becomes due and payable, whether upon redemption or otherwise, and such failure continues for 7 days.

If a Default occurs and is continuing, the Trustee may commence a proceeding for our winding up, but the Trustee may not declare the principal amount of any outstanding Senior Notes to be due and payable.

Notwithstanding any contrary provisions, nothing shall impair the right of a holder, absent the holder’s consent, to sue for any payments due but unpaid with respect to the Senior Notes.

The provisions described under “Description of Debt Securities—Events of Default and Defaults; Limitation of Remedies” in the accompanying prospectus do not apply to the Senior Notes.

For further details, see “Description of the Senior Notes—Events of Default and Defaults; Limitation of Remedies” and “Risk Factors—The Senior Notes contain very limited Defaults and Events of Default provisions, and the remedies available thereunder are limited”.

Agreement with Respect to the Exercise of UK Bail-in Power

Notwithstanding any other agreements, arrangements, or understandings between us and any holder or beneficial owner of the Senior Notes, by its acquisition of Senior Notes, each holder and beneficial owner of the Senior Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of any UK bail-in power by the relevant UK authority which may result in (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, the Senior Notes; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, the Senior Notes into ordinary shares or other securities or other obligations of RBSG or another person; and/or (iii) the amendment or alteration of the maturity of the Senior Notes, or amendment of the amount of interest due on the Senior Notes, or the dates on which interest becomes payable, including by suspending payment for a temporary period; which UK bail-in power may be exercised by means of variation of the terms of the Senior Notes solely to give effect to the exercise by the relevant UK authority of such UK bail-in power. Each holder and beneficial owner of the Senior Notes further acknowledges and agrees that the rights of the holders and/or beneficial owners under the Senior Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any UK bail-in power by the relevant UK authority.

For these purposes, a “UK bail-in power” is any write-down, conversion, transfer, modification or suspension power existing from time to time under any laws, regulations, rules or requirements relating to the resolution of banks, banking group companies, credit institutions and/or investment firms incorporated in the United Kingdom in effect and applicable in the United Kingdom to RBSG or other members of the

Group, including but not limited to any such laws, regulations, rules or requirements which are implemented, adopted or enacted within the context of a European Union directive or regulation of the European Parliament and of the Council establishing a framework for the recovery and resolution of credit institutions and investment firms (whether or not the UK is a Member State of the European Union) and/or within the context of a UK resolution regime under the Banking Act, pursuant to which any obligations of a bank, banking group company, credit institution or investment firm or any of its affiliates can be reduced, cancelled, modified, transferred and/or converted into shares or other securities or obligations of the obligor or any other person (or suspended for a temporary period) or pursuant to which any right in a contract governing such obligations may be deemed to have been exercised. A reference to the “relevant UK authority” is to any authority with the ability to exercise a UK bail-in power.
Repayment of Principal and Payment of Interest After Exercise of UK Bail-in Power	No repayment of the principal amount of the Senior Notes or payment of interest on the Senior Notes shall become due and payable after the exercise of any UK bail-in power by the relevant UK authority unless, at the time that such repayment or payment, respectively, is scheduled to become due, such repayment or payment would be permitted to be made by us under the laws and regulations of the United Kingdom and the European Union applicable to us and the Group.
Loss Absorption Disqualification Event Redemption	Subject to the provisions described under “Description of the Senior Notes—Notice of Redemption” and “Description of the Senior Notes—Conditions to Redemption and Repurchase”, we may redeem the Senior Notes at our sole discretion, in whole but not in part, at any time during the Fixed Rate Period and thereafter only on a Floating Rate Period Interest Payment Date, at 100% of their principal amount together with any accrued but unpaid interest to, but excluding, the date of redemption, in the event we determine a Loss Absorption Disqualification Event (as defined in this prospectus supplement) has occurred and is continuing. See “Description of the Senior Notes Loss—Absorption Disqualification Event Redemption” and “Risk Factors—We may redeem the Senior Notes at our option in certain situations, including as a result of certain tax law changes or the occurrence of a Loss Absorption Disqualification Event or on the Optional Redemption Date.”
Optional Redemption	Subject to the provisions described under “Description of the Senior Notes—Notice of Redemption” and “Description of the Senior Notes—Conditions to Redemption and Repurchase”, we may redeem the Senior Notes at our sole discretion, in whole but not in part, on May 8, 2029 (the “Optional Redemption Date”), at 100% of their principal amount together with any accrued but unpaid interest to, but excluding, the date of redemption. See “Risk Factors—We may redeem the Senior Notes at our option in certain situations, including as a result of certain tax law changes or the occurrence of a Loss Absorption Disqualification Event or on the Optional Redemption Date.”
Tax Redemption	Subject to the provisions described under “Description of the Senior Notes—Notice of Redemption” and “Description of the Senior Notes—Conditions to Redemption and Repurchase”, in the event of certain tax law changes that require us to pay Additional Amounts (as defined herein) and other limited circumstances as described under “Description of the Senior Notes—Tax Redemption” in this prospectus supplement and “Description of Debt Securities—Redemption” in the accompanying prospectus, we may redeem the Senior Notes, in whole but not in part, at any time during the Fixed Rate Period and thereafter only on a Floating Rate Period Interest Payment Date, at 100% of their principal amount together with any accrued but unpaid interest to, but excluding, the date of redemption. See “Risk Factors—We may redeem the Senior Notes at our option in certain situations, including as a result of certain tax law changes or the occurrence of a Loss Absorption Disqualification Event or on the Optional Redemption Date.”
Conditions to Redemption and Repurchase

Notwithstanding any other provision, we may only redeem the Senior Notes prior to the maturity date or repurchase the Senior Notes (and give notice thereof to the holders of Senior Notes in the case of redemption) if we have obtained the prior consent of the PRA (as defined below), to the extent such consent is at the relevant time and in the relevant circumstances required by the Loss Absorption Regulations or applicable laws or regulations in effect in the United Kingdom, if at all (as defined in “Description of the Senior Notes”).

“PRA” means the UK Prudential Regulation Authority and/or such other governmental authority in the United Kingdom having primary supervisory authority with respect to our business.

Book-Entry Issuance, Settlement and Clearance	We will issue the Senior Notes in fully registered form in denominations of $200,000 and integral multiples of $1,000 in excess thereof. The Senior Notes will be represented by one or more global securities registered in the name of a nominee of DTC. You will hold beneficial interests in the Senior Notes through DTC and its direct and indirect participants, including Euroclear and Clearstream Luxembourg, and DTC and its direct and indirect participants will record your beneficial interest on their books. We will not issue certificated notes except as described in the accompanying prospectus. Settlement of the Senior Notes will occur through DTC in same day funds. For information on DTC’s book-entry system, see “Description of Certain Provisions Relating to Debt Securities and Contingent Convertible Securities—Form of Debt Securities; Book-Entry System” in the accompanying prospectus.
Conflicts of Interest	NatWest Markets Securities Inc., an affiliate of RBSG, is a Financial Industry Regulatory Authority (“FINRA”) member and an Underwriter (as defined herein) in this offering and has a “conflict of interest” within the meaning of FINRA Rule 5121. Accordingly, this offering will be made in compliance with the applicable provisions of FINRA Rule 5121. NatWest Markets Securities Inc. is not permitted to sell Senior Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
CUSIP	780097 BL4
ISIN	US780097BL47
Listing and Trading	We intend to apply to list the Senior Notes on the New York Stock Exchange in accordance with its rules.
Trustee and Principal Paying Agent	The Bank of New York Mellon, One Canada Square, London E14 5AL, United Kingdom, will act as the trustee and initial principal paying agent for the Senior Notes.
Calculation Agent	National Westminster Bank Plc or its successor appointed by us, pursuant to a calculation agent agreement expected to be entered into on

May 8, 2019.
Timing of Delivery	We currently expect delivery of the Senior Notes to occur on May 8, 2019, which will be the third business day following the date of pricing of the Senior Notes (such settlement cycle being referred to as “T+3”). Under Rule 15(c)6-1 of the U.S. Exchange Act, trades in the secondary market generally are required to settle in two business days (as such term is used for purposes of Rule 15(c) 6-1 of the U.S. Exchange Act) unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Senior Notes on the date of this prospectus supplement will be required, by virtue of the fact that the Senior Notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Senior Notes who wish to make such trades should consult their own advisors.
Use of Proceeds	We intend to use the net proceeds of the offering to fund our general banking business. See “Use of Proceeds”.
Governing Law	The Indenture and the Senior Notes are governed by, and construed in accordance with, the laws of the State of New York.

RISK FACTORS

Prospective investors should consider carefully the risk factors incorporated by reference into this prospectus supplement and as set out below as well as the other information set out elsewhere in this prospectus supplement (including any other documents incorporated by reference herein including the 2018 Annual Report and any risk factors included therein) and reach their own views prior to making any investment decision with respect to the Senior Notes.

Set out below and incorporated by reference herein are certain risk factors that, if they were to materialise, could have a material adverse effect on the business, operations, financial condition or prospects of RBSG and cause RBSG’s future results to be materially different from expected results. RBSG has described only those risks that it considers to be material. There may be additional risks that RBSG currently considers not to be material or of which it is not currently aware, and any of these risks could have the effects set forth above. All of these factors are contingencies which may or may not occur and RBSG is not in a position to express a view on the likelihood of any such contingency occurring. Investors should note that they bear RBSG’s solvency risk.

Each of the risks highlighted could have a material adverse effect on the amount of principal and interest which investors will receive in respect of the Senior Notes. In addition, each of the highlighted risks could adversely affect the trading price of the Senior Notes or the rights of investors under the Senior Notes and, as a result, investors could lose some or all of their investment. You should consult your own financial, tax and legal advisers regarding the risks of an investment in the Senior Notes.

Risks relating to RBSG and the Group

For a description of the risks associated with RBSG and the Group, including certain risks associated with investments in RBSG’s securities, please refer to the “Risk Factors” section in our 2018 Annual Report, which is incorporated by reference herein.

Risks relating to the Senior Notes

The Senior Notes contain very limited Defaults and Events of Default provisions, and the remedies available thereunder are limited.

The Senior Notes contain very limited Defaults and Events of Default provisions, and the remedies available thereunder are limited. The sole remedy available to the Trustee against the Issuer in case of a “Default”, being the failure to pay principal or interest on the Senior Notes when it otherwise becomes due and payable (following the expiration of a specified grace period), is that the Trustee may commence a proceeding for our winding up and/or prove in our winding up. The Trustee may not, however, upon the occurrence of a Default, declare the principal amount of any outstanding Senior Notes due and payable. While holders of the Senior Notes will similarly not be able to accelerate a repayment of the principal amount of the Senior Notes upon the occurrence of a Default, such holders shall have the right to sue for any payments that are due but unpaid.

An Event of Default will only occur if an order is made for our winding up which is not successfully appealed within 30 days or upon a valid adoption by our shareholders of an effective resolution for our winding up (in each case other than under or in connection with a scheme of amalgamation or reconstruction not involving bankruptcy or insolvency). On the occurrence of such an Event of Default, the Trustee and the holders of the Senior Notes have only limited enforcement remedies. If such an Event of Default with respect to the Senior Notes occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Senior Notes may declare the principal amount of, and any accrued but unpaid interest on, the Senior Notes to be due and payable immediately.

Prior to the occurrence of an Event of Default, the Senior Notes are subject to bail-in in the event the U.K. bail-in power is exercised. As a result, during such time as the Trustee is seeking to cause our winding up, your claims in such winding up could be reduced to zero.

As such, the remedies available to holders of Senior Notes are limited, which may make enforcement more difficult. See “Description of the Senior Notes—Events of Default and Defaults; Limitation of Remedies” for further details.

We may redeem the Senior Notes at our option in certain situations, including as a result of certain tax law changes or the occurrence of a Loss Absorption Disqualification Event or on the Optional Redemption Date.

We may redeem the Senior Notes in whole but not in part on the Optional Redemption Date at 100% of their principal amount together with any accrued but unpaid interest to, but excluding, the date of redemption as described under “Description of the Senior Notes—Optional Redemption”. In addition, we may redeem the Senior Notes, in whole but not in part, at their principal amount together with accrued but unpaid interest upon the occurrence of certain tax law changes or a Loss Absorption Disqualification Event, as described in “Description of the Senior Notes—Tax Redemption” and “Description of the Senior Notes—Loss Absorption Disqualification Event Redemption”.

In the event we were to decide to exercise our option to redeem the Senior Notes in any of the circumstances described above, such redemption may be subject to meeting certain conditions, which may include, among others, having given any required notice to the UK Prudential Regulation Authority and/or such other governmental authority in the United Kingdom having primary supervisory authority with respect to our business (the “PRA”) and the PRA granting permission to such redemption to the extent and in the manner required under the Loss Absorption Regulations (as defined in “Description of the Senior Notes”) or applicable laws or regulation in effect in the United Kingdom, and compliance by us with any alternative or additional pre-condition to redemption set out in the Loss Absorption Regulations and/or required by the PRA, regardless of whether such redemption would be favourable to you or us.

In November 2016, the European Commission proposed substantial amendments (the “Commission Proposals”) to, inter alia, the Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms (as the same may be amended or replaced from time to time, the “BRRD”) and the Capital Requirements Directive (2013/36/EU) and Capital Requirements Regulation (575/2013) framework (together, “CRD IV”). Inter-institutional negotiations commenced on the amendments in July 2018, following agreement by the Council of the European Union on its general approach and the European Parliament on its negotiating position. Political agreement on a number of key aspects of the proposed amendments was reached in November 2018 and the Council announced its endorsement of the agreement in December 2018. The final consolidated texts of the European Commission Proposals were endorsed by the Committee of Permanent Representatives on 15 February 2019 and adopted by the European Parliament in April 2019. The next stage is for the Council to adopt the Commission Proposals which is expected during the first half of 2019. The amendments implement various changes including global standards for total loss absorbing capacity (“TLAC”) and other changes to the EU prudential framework.

Specifically, the Commission Proposals cover multiple areas, including, inter alia, to enhance the stabilization options in the BRRD with the introduction of a moratorium tool, a revised minimum requirement for own funds and eligible liabilities (“MREL”) framework and the integration of the minimum TLAC standard into EU legislation. It is anticipated that the Commission’s Proposals will be implemented into UK law if the UK leaves the EU.

If such Commission Proposals were to come into effect in their current form, we would be required to obtain the prior permission of the PRA and/or such other governmental authority in the UK having primary supervisory authority with respect to our business to redeem the Senior Notes which count towards our or the Regulatory Group’s minimum requirements for own funds and eligible liabilities. See “Description of the Senior Notes—Conditions to Redemption and Repurchase”.

In addition, any decision by us as to whether we will exercise our option to redeem the Senior Notes will be taken at our absolute discretion and our decision may be influenced by factors such as, but not limited to, the economic impact of exercising such option to redeem the Senior Notes, any tax consequences, the applicable regulatory capital requirements and the prevailing market conditions. With respect to a Loss Absorption Disqualification Event, as the Loss Absorption Regulations continue to be implemented in the United Kingdom and may be subject to potential future amendments, we are currently unable to predict whether the Senior Notes are likely to be fully or partially excluded from our or the Regulatory Group’s minimum requirements for (A) own funds and eligible liabilities and/or (B) loss absorbing capacity instruments, in each case as such minimum requirements are applicable to us and/or the Regulatory Group.

You will not have the right to request the redemption of the Senior Notes and should not invest in the Senior Notes in the expectations that we would exercise our option to redeem the Senior Notes. You should be aware that you may be required to bear the financial risks of an investment in the Senior Notes until maturity. Our optional redemption on the Optional Redemption Date or the perception that the Senior Notes may be redeemed in the circumstances noted above, may impact the market value of the Senior Notes. Moreover, if we redeem the Senior Notes in any of the circumstances mentioned above, you may not be able to reinvest the redemption proceeds in securities offering a comparable yield as the Senior Notes.

Regulatory actions in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the Senior Notes and your rights thereunder.

The BRRD provides an EU-wide framework for the recovery and resolution of credit institutions and investment firms, their subsidiaries and certain holding companies. The BRRD requires all European Economic Area (“EEA”) member states to provide their relevant authorities with a set of tools to intervene sufficiently early and quickly with respect to an institution which is failing or likely to fail so as to ensure the continuity of the institution’s critical financial and economic functions, while minimizing the impact of an institution’s failure on the broader economy and financial system.

In the United Kingdom, the majority of the requirements of the BRRD have been implemented into national law in the Banking Act 2009, as the same has been or may be amended from time to time (whether pursuant to the UK Financial Services (Banking Reform) Act 2013 (the “Banking Reform Act 2013”), secondary legislation or otherwise, the “Banking Act”) and other legislation. The UK implementation of the BRRD included the introduction of the UK bail-in tool as of January 1, 2015. For more information on the UK bail-in tool, see “—The relevant UK authority may exercise the UK bail-in tool in respect of RBSG and the Senior Notes, which may result in holders of the Senior Notes losing some or all of their investment” and “—Under the terms of the Senior Notes, you have agreed to be bound by the exercise of any UK bail-in power by the relevant UK authority” below.

The Banking Act confers substantial powers on relevant UK authorities designed to enable them to take a range of actions in relation to UK banks or investment firms and certain of their affiliates in the event a bank or investment firm in the same group is considered to be failing or likely to fail. The exercise of any of these actions in relation to RBSG or any entity within the Group could materially adversely affect the value of the Senior Notes.

Under the Banking Act, substantial powers are granted to the Bank of England (or, in certain circumstances, HM Treasury), in consultation with the Prudential Regulation Authority, the FCA and HM Treasury, as appropriate as part of a special resolution regime (the “SRR”). These powers enable the relevant UK authority to implement resolution measures with respect to a UK bank or investment firm and certain of its affiliates (including, for example, RBSG) (each a “relevant entity”) in circumstances in which the relevant UK authority is satisfied that the resolution conditions are met. Under the applicable regulatory framework and pursuant to guidance issued by the Bank of England, governmental financial support, if any is provided, would only be used as a last resort measure where a serious threat to financial stability cannot be avoided by other measures (such as the stabilization options described below, including the UK bail-in power) and subject to the limitations set out in the Banking Act.

Further, the Banking Act grants broad powers to the relevant UK authority, the application of which, or any suggestion of such application, could materially adversely affect contractual arrangements (including the Senior Notes). These powers include the ability to (i) modify or cancel contractual arrangements to which an entity in resolution is party, in certain circumstances; (ii) suspend or override the enforcement provisions or termination rights that might be invoked by counterparties facing an entity in resolution, as a result of the exercise of the resolution powers; and (iii) disapply or modify laws in the UK (with possible retrospective effect) to enable the powers under the Banking Act to be used effectively.

The exercise of the stabilization options (described below) or other powers conferred on the relevant UK authority under the Banking Act with respect to us, or any suggestion of any such exercise, could materially adversely affect the value or trading liquidity of the Senior Notes or your rights under the Senior Notes and could lead to holders of the Senior Notes losing some or all of the value of their investment in the Senior Notes.

The SRR is designed to be triggered prior to our insolvency and holders of the Senior Notes may not be able to anticipate the exercise of any resolution power (including the UK bail-in power) by the relevant UK authorities.

Several stabilization options are available to the relevant UK authority under the SRR, where a resolution has been triggered, including: (i) private sector transfer of all or part of the business of the relevant entity, which can include either its shares or its property; (ii) transfer of all or part of the business of the relevant entity to a “bridge bank” established by the Bank of England pending a future sale or share issuance; (iii) an asset separation tool which allows assets and liabilities of the firm to be transferred to and managed by an asset management vehicle; (iv) the UK bail-in tool (as described further below); and (v) temporary public ownership (nationalization). In addition, the relevant UK authority may commence special administration or liquidation procedures applicable to financial institutions.

The stabilization options are intended to be applied prior to the point at which any insolvency proceedings with respect to the relevant entity could have been initiated. Accordingly, in the event the relevant UK authority seeks to exercise the stabilization options in relation to a UK banking group company (such as RBSG), it must: (i) be satisfied that a UK bank or investment firm is failing, or is likely to fail; (ii) determine that it is not reasonably likely that (ignoring the stabilization powers) action will be taken by or in respect of a UK bank or investment firm that will result in condition (i) above ceasing to be met; (iii) consider the exercise of the stabilization powers to be necessary, having regard to certain public interest considerations (such as the stability of the UK financial system, public confidence in the UK banking system and the protection of depositors, being some of the special resolution objectives) and (iv) consider that the special resolution objectives would not be met to the same extent by the winding-up of the UK bank or investment firm.

The use of different stabilization powers is also subject to further “specific conditions” that vary according to the relevant stabilization power being used.

Although the SRR sets out the pre-conditions for determining whether an institution is failing or likely to fail, it is uncertain how the Bank of England would assess such conditions in any particular pre-insolvency scenario affecting RBSG and/or other members of the Group and in deciding whether to exercise a resolution power. In addition, upon the United Kingdom formally terminating its membership of the European Union, the Bank of England may adopt new or different criteria for determining the conditions to the exercise of its resolution powers. Further regulatory developments, including proposals by the Financial Stability Board on cross-border recognition of resolution actions, could also influence the conditions for the exercise of the stabilisation powers. There has been no application of the SRR powers in the UK to a large financial institution, such as RBSG, to date, which could provide an indication of the relevant UK authority’s approach to the exercise of the resolution powers, and even if such examples existed, they may not be indicative of how such powers could be applied to RBSG. Therefore, holders of the Senior Notes may not be able to anticipate a potential exercise of any such powers nor the potential effect that the exercise of such powers could have on RBSG, the Group and the Senior Notes. Uncertainty relating to the exercise of such powers may lead to increased volatility in the trading of the Senior Notes and may affect their market value.

The relevant UK authority may exercise the UK bail-in tool in respect of RBSG and the Senior Notes, which may result in holders of the Senior Notes losing some or all of their investment.

The UK bail-in tool was introduced as an additional power available to the Bank of England (as a relevant UK authority), to enable it to recapitalize a failed institution by allocating losses to its shareholders and unsecured creditors (which would include holders of the Senior Notes) in a manner that (i) reflects the hierarchy of capital instruments and otherwise ought to respect the hierarchy of claims in an ordinary insolvency and (ii) is consistent with shareholders and creditors not receiving a less favourable treatment than they would have received in ordinary insolvency proceedings of the relevant entity (known as the “no creditor worse off” safeguard). Certain liabilities are excluded from the scope of the UK bail-in tool, such as insured deposits and liabilities that are secured. The Banking Act also grants the power for the relevant UK authority to exclude any liability or class of liabilities on certain prescribed grounds (including financial stability grounds) and subject to specified conditions.

Where the conditions for resolution exist, the Bank of England may use the bail-in tool (in combination with other resolution tools under the Banking Act) to, among other things, cancel a liability or modify the terms of contracts for the purposes of reducing or deferring the liabilities of the relevant entity under resolution and the power to convert a liability from one form or class to another. The exercise of such powers may result in the cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Senior Notes and/or the conversion of all or a portion of the principal amount of, interest on, or any other amounts payable on, the Senior Notes into ordinary shares or other securities or other obligations of RBSG or another person. In addition, the Bank of England may use the UK bail-in tool to, among other things, replace or substitute RBSG as obligor in respect of the Senior Notes, modify the terms of the Senior Notes (including altering the maturity (if any) and/or the amount of interest payable and/or imposing a temporary suspension on payments) and discontinue the listing and admission to trading of the Senior Notes.

There remains uncertainty as to how the bail-in powers may be exercised and how they would affect us and the Senior Notes. The determination that all or part of the principal amount of the Senior Notes will be subject to loss absorption is likely to depend on a number of factors which may be outside of our control. Moreover, as the final criteria that the relevant UK authority would consider in exercising any bail-in power provide it with considerable discretion, holders of the Senior Notes may not be able to refer to publicly available criteria in order to anticipate a potential exercise of any such power and consequently its potential effect on us, the RBSG and the Senior Notes. The relevant UK authority is also not required to provide any advance notice to holders of the Notes of their decision to exercise any resolution power.

Due to this inherent uncertainty, it will be difficult to predict when, if at all, the exercise of the UK bail-in power may occur which would result in a principal write off or conversion to equity. The uncertainty may adversely affect the value of an investment in the Senior Notes. Additionally, to the extent the UK bail-in power is exercised to convert the Senior Notes into securities, any securities you receive upon conversion of your Senior Notes (whether debt or equity) likely may not be listed for at least an extended period of time, if at all, or may be on the verge of being delisted by the relevant exchange, including, for example, our American depositary receipts listed on the New York Stock Exchange or our ordinary shares listed on the London Stock Exchange or otherwise. Moreover, the exercise of the UK bail-in power and/or other actions implementing the UK bail-in power may require interests in the Senior Notes to be held or taken, as the case may be, through clearing systems, intermediaries or persons other than DTC. Furthermore, the trustee may be unwilling to continue serving in its capacity as trustee for the Senior Notes, subject to the terms of the Indenture. As a result, there may not be an active market for any securities you may hold after the exercise of the UK bail-in power.

As a potential investor in the Senior Notes, you should consider the risk that you may lose all of your investment, including the principal amount plus any accrued but unpaid interest if the UK bail-in power is acted upon or that such Senior Notes may be converted into ordinary shares or other instruments of us or a Group entity which may be of little value at the time of conversion and thereafter. In addition, trading behaviour, including prices and volatility, may be affected by the threat of bail-in and as a result the Senior Notes may not follow the trading behaviour associated with other types of securities.

Although the above represents the risks associated with the UK bail-in power currently in force in the UK and applicable to our securities (including the Senior Notes), changes to the scope of, or conditions for the exercise of the UK bail-in power may be introduced as a result of further developments, including those resulting from the process of the UK leaving the EU. In addition, further political, legal or strategic developments may lead to structural changes to the Group, including at the holding company level. Notwithstanding any such changes, we expect that our securities (including the Senior Notes) would remain subject to the exercise of a form of bail-in power, either pursuant to the provisions of the Banking Act, the BRRD or otherwise.

Under the terms of the Senior Notes, you have agreed to be bound by the exercise of any UK bail-in power by the relevant UK authority.

Pursuant to Article 55 of the BRRD and the relevant rules adopted in the UK to transpose such requirements, subject to limited exceptions, unsecured liabilities of a financial institution governed by the laws of a country outside of the EEA (which include the Senior Notes, the terms of which are governed by New York Law) must contain a contractual acknowledgment whereby the holders recognise that such liability may be subject to the UK bail-in power and agree to be bound by the exercise of those powers by the relevant UK authority.

As a result, and notwithstanding any other agreements, arrangements, or understandings between us and any holder or beneficial owner of the Senior Notes, by its acquisition of Senior Notes, each holder and beneficial owner of the Senior Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of any UK bail-in power by the relevant UK authority which may result in (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, the Senior Notes; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, the Senior Notes into ordinary shares or other securities or other obligations of RBSG or another person; and/or (iii) the amendment or alteration of the maturity of the Senior Notes, or amendment of the amount of interest due on the Senior Notes, or the dates on which interest becomes payable, including by suspending payment for a temporary period; which UK bail-in power may be exercised by means of variation of the terms of the Senior Notes solely to give effect to the exercise by the relevant UK authority of such UK bail-in power. Each holder and beneficial owner of the Senior Notes further acknowledges and agrees that the rights of the holders and/or beneficial owners under the Senior Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any UK bail-in power by the relevant UK authority.

For these purposes, a “UK bail-in power” is any write-down, conversion, transfer, modification or suspension power existing from time to time under any laws, regulations, rules or requirements relating to the resolution of banks, banking group companies, credit institutions and/or investment firms incorporated in the United Kingdom in effect and applicable in the United Kingdom to RBSG or other members of the Group, including but not limited to any such laws, regulations, rules or requirements which are implemented, adopted or enacted within the context of a European Union directive or regulation of the European Parliament and of the Council establishing a framework for the recovery and resolution of credit institutions and investment firms (whether or not the UK is a Member State of the European Union) and/or within the context of a UK resolution regime under the Banking Act, pursuant to which any obligations of a bank, banking group company, credit institution or investment firm or any of its affiliates can be reduced, cancelled, modified, transferred and/or converted into shares or other securities or obligations of the obligor or any other person (or suspended for a temporary period) or pursuant to which any right in a contract governing such obligations may be deemed to have been exercised. A reference to the “relevant UK authority” is to any authority with the ability to exercise a UK bail-in power.

Any UK bail-in power may be exercised in such a manner as to result in you and other holders of Senior Notes losing the value of all or a part of your investment in the Senior Notes or receiving a different security from the Senior Notes, which may be worth significantly less than the Senior Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant UK authority may exercise its authority to implement the UK bail-in power without providing any advance notice to the holders of the Senior Notes.

Neither a reduction or cancellation, in part or in full, of the principal amount of or any interest on the Senior Notes, the conversion thereof into another security or obligation of RBSG or another person, as a result of the exercise of the UK bail-in power by the relevant UK authority with respect of the Senior Notes will of itself constitute a default or event of default under the terms of the Senior Notes or the Indenture.

For more information, see “Description of the Senior Notes—Agreement with Respect to the Exercise of UK Bail-in Power”.

Holders’ rights may be limited in respect of the exercise of the UK bail-in power by the relevant UK authority.

There may be limited protections, if any, that will be available to holders of securities subject to the UK bail-in power (including the Senior Notes) and to the broader resolution powers of the relevant UK authority. Although we expect, according to the principles of the Banking Act, that the relevant UK authority would respect creditor hierarchies when exercising its UK bail-in power in respect of the Senior Notes and that the noteholders would be treated pari passu with the claims of holders of all our senior unsecured instruments which in each case by law rank, or by their terms are expressed to rank, pari passu with the Senior Notes at that time being subjected to the exercise of the UK bail-in power, the rules provide for some exceptions to these principles which the relevant UK authority may choose to rely upon. In addition, holders of securities will have a right to be compensated in the event of the exercise of the UK bail-in power with respect to the Senior Notes, based on the principle that such investors should receive no less favourable treatment than they would have received had RBSG entered into insolvency immediately before the initial exercise of the resolution powers pursuant to the UK bail-in power. However, even in circumstances where a claim for compensation is established under the “no creditor worse off” safeguard in accordance with a valuation performed after the resolution action has been taken, it is unlikely that such compensation would be equivalent to the full losses incurred by the holders of the Senior Notes in the resolution and there can be no assurance that such holders would recover such compensation promptly. In addition, due to the discretion afforded to the Bank of England, the claims of some creditors whose claims would rank equally with yours may be excluded from being subject to the UK bail-in tool. The greater number of such excluded creditors there are, the greater the potential impact of the UK bail-in tool on other creditors who have not been excluded (which may include you). As the implementation of these provisions remains to be tested and may be further amended, there can be no certainty as to how these legal protections or remedies would be implemented by the relevant UK authority.

Further, although the Bank of England’s resolution instrument with respect to the exercise of the UK bail-in tool must set out the provisions allowing for securities to be transferred, cancelled or modified (or any combination of these), the resolution instrument may make any provision that the Bank of England considers to be appropriate in exercising its specific powers. Such other provisions are expected to be specific and tailored to the circumstances that have led to the exercise of the UK bail-in tool under the Banking Act and there is uncertainty as to the extent to which usual processes and/or procedures under English law will be available to holders of securities (including the Senior Notes) or that the “no creditor worse off” safeguard will be effective if such powers are exercised. Accordingly, you may have limited or circumscribed rights to challenge any decision of the Bank of England or other relevant UK authority to exercise its UK bail-in power.

Other changes in law may adversely affect your rights as noteholders, including as a result of the UK’s withdrawal from the European Union.

Changes in law after the date hereof may affect your rights as a holder of Senior Notes as well as the market value of the Senior Notes. A number of regulators are currently proposing or considering legislation and rule making which may affect the Group’s business, your rights as a holder of the Senior Notes and the market value of the Senior Notes. Such changes in law may include changes in statutory, tax and regulatory regimes during the life of the Senior Notes, or changes that could have a significant impact on the future legal entity structure, business mix (including a potential exit of certain business activities) and management of the Group, and use of capital and requirements for loss-absorbing capacity within the Group, which may have an adverse effect on an investment in the Senior Notes.

In particular, any developments resulting from the process of the UK leaving the EU may lead to significant changes to the laws applicable in the UK, including the regulatory framework under which the Group operates and the bail-in regime discussed above, as more particularly described in our 2018 Annual Report in the sections entitled “Risk Factors— Uncertainties surrounding the UK’s withdrawal from the European Union may adversely affect the Group”, “Risk Factors— The Group faces increased political and economic risks and uncertainty in the UK and global markets” and “Risk Factors— The Group is finalising the requisite regulatory permissions to implement its plans for continuity of business impacted by the UK’s departure from the EU, on which it will rely going forward” and may adversely affect your rights under the Senior Notes. Further changes in law, including changes applicable to financial institutions (including the Group) or changes in government policies may result from further political developments in the UK, including as a result of the outcome of UK general elections. See also “Recent Developments —Update on the UK’s withdrawal from the European Union (“Brexit”)”.

In addition, any change in tax law or regulation may entitle us to redeem the Senior Notes, in whole (but not in part), as more particularly described under “—Risks Relating to the Senior Notes—We may redeem the Senior Notes at our option in certain situations, including as a result of certain tax law changes or the occurrence of a Loss Absorption Disqualification Event or on the Optional Redemption Date.” above and “Description of the Senior Notes—Tax Redemption.” and “Description of the Senior Notes—Loss Absorption Disqualification Event”.

Such legislative and regulatory uncertainty could also affect the value the Senior Notes and therefore affect the trading price of the Senior Notes given the extent and impact on the Senior Notes that one or more regulatory or legislative changes could have on the Senior Notes.

The interest rate on the Senior Notes will reset on each Interest Reset Date.

The interest rate on the Senior Notes will initially be 4.445% per annum from (and including) the Issue Date to (but excluding) May 8, 2029. From (and including) May 8, 2029 to (but excluding) maturity, the interest rate on the Senior Notes will be equal to the three-month U.S. dollar LIBOR, as determined by the Calculation Agent on the applicable Interest Determination Date and subject to “Description of the Senior Notes – Interest – LIBOR Discontinuation”, plus 1.871% per annum.

As a result, the interest rate on the Senior Notes following May 8, 2029, may be less than the initial interest rate and/or the interest rate that applies immediately prior to the relevant Interest Reset Date, which would affect the amount of any interest payments under the Senior Notes and, by extension, could affect their market value.

Reform and impending regulation of LIBOR could adversely affect interest paid on, and could result in certain changes to the terms of, the Senior Notes.

If we do not redeem the Senior Notes on the Optional Redemption Date, the Senior Notes will bear interest at a floating rate based on the three-month U.S. dollar LIBOR during the Floating Rate Period, subject to “Description of the Senior Notes – Interest – LIBOR Discontinuation”. LIBOR and other indices which are deemed to be “benchmarks” are the subject of ongoing national, international and other regulatory guidance and proposals for reform. Some of these reforms are already effective while others are still to be implemented. These reforms may cause such benchmarks to perform differently than in the past, or disappear entirely, or there could be other consequences which cannot be predicted. Any such consequence could have a material adverse effect on the Senior Notes.

For example, on 27 July 2017, the FCA announced that it intends to stop persuading or compelling banks to submit rates for the calculation of LIBOR to the administrator of LIBOR after 2021 (the “FCA Announcement”). The FCA Announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. It is impossible to predict whether and to what extent banks will continue to provide LIBOR submissions to the administrator of LIBOR or whether any additional reforms to LIBOR may be enacted in the United Kingdom or elsewhere. At this time, no consensus exists as to what rate or rates may become accepted alternatives to LIBOR and it is impossible to predict the effect of any such alternatives on the value of LIBOR-based securities such as the Senior Notes. Uncertainty as to the nature of alternative reference rates and as to potential changes or other reforms to LIBOR may adversely affect LIBOR rates during the term of the Senior Notes, the yield on the Senior Notes and the trading market for, and trading price of, LIBOR-based securities, such as the Senior Notes.

If we (in consultation with the Calculation Agent to the extent practicable) determine that a Benchmark Event has occurred or consider that there may be a Successor Rate in respect of the Senior Notes, this could result in the appointment of an Independent Advisor to determine a Successor Rate or Alternative Reference Rate (each term as defined below), which may result in an adjustment to the spread or other related provisions of the Senior Notes (as further described under “Description of the Senior Notes – Interest – LIBOR Discontinuation”), or result in other consequences in respect of the Senior Notes. We can give no assurance that we will be able to appoint an Independent Adviser (as defined below) or that the Independent Adviser will be able to identify a Successor Rate or Alternative Reference Rate to LIBOR. If an Independent Adviser is not appointed or if such Independent Adviser is unwilling or unable to determine a Successor Rate or Alternative Reference Rate, then we may determine a Successor Rate or Alternative Reference Rate as described under “Description of the Senior Notes – Interest – LIBOR Discontinuation”, in consultation with the Calculation Agent (who is an affiliate of ours). If LIBOR ceases to be calculated or administered, there can be no guarantee that an agreed-upon Successor Rate or Alternative Reference Rate will be in place. No Successor Rate, Alternative Reference Rate and/or Adjustment Spread (each term as defined below) will be adopted, nor will any other amendment to the terms of the Senior Notes be made, if and to the extent that, in our determination, the same could reasonably be expected to prejudice the qualification of the Senior Notes as our and/or the Regulatory Group’s (as defined below)(A) own funds and eligible liabilities and/or (B) loss absorbing capacity instruments. If no Successor Rate or Alternative Reference Rate can be determined, the relevant rate of interest will be equal to the rate of interest in effect with respect to the immediately preceding Interest Determination Date (which, in the case of the initial Interest Determination Date, will be equal to the Fixed Interest Rate (as defined below)) and the return received therefrom by holders of the Senior Notes may be different from the return received if the relevant floating interest rate was reset on the relevant Interest Reset Date using the three-month U.S. dollar LIBOR, as applicable. Moreover, even if a Successor Rate or Alternative Reference Rate is identified, the return received by holders of the Senior Notes may be different using such Successor Rate or Alternative Reference Rate from the return received using the three-month U.S. dollar LIBOR.

Furthermore, if a Successor Rate or Alternative Reference Rate for the three-month U.S. dollar LIBOR is determined by the Independent Adviser or us (as the case maybe), we may vary the terms of the Senior Notes or the mode of calculation of any Successor Rate or Alternative Reference Rate, including, as applicable, by applying an Adjustment Spread (as defined below). All such changes may be made without any requirement for your consent or approval. There is no guarantee that such adjustments will be determined or applied, or that their application will have a favorable impact on the rate of return received by holders of the Senior Notes.

In addition, uncertainty as to such Successor Rate or Alternative Reference Rate or other reforms may adversely affect the trading market for the Senior Notes. Any such changes or uncertainty related to LIBOR and other benchmark rate reforms could have a material adverse effect on the value of and return on any Senior Notes, as more particularly described in our 2018 Annual Report in the section entitled “Risk Factors— The Group may not effectively manage the transition of LIBOR and other IBOR rates to alternative risk free rates.”

The Senior Notes are effectively subordinated to our secured indebtedness.

The Senior Notes are unsecured and will be effectively subordinated to all our existing and future secured indebtedness to the extent of the assets securing such indebtedness. The Senior Notes are our obligations exclusively and are not guaranteed by any person, including any of our subsidiaries. By reason of such subordination, in the event of our insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up, our assets will be available to pay the amounts due on the Senior Notes only after all our then existing secured indebtedness has been paid in full.

The Senior Notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, or any other government agency.

The Senior Notes are our obligations but are not bank deposits. In the event of our insolvency, the Senior Notes will rank equally with our other unsecured, unsubordinated obligations and will not have the benefit of any insurance or guarantee of the Federal Deposit insurance Corporation, The Deposit Insurance Fund, or any other government agency.

Our holding company structure may mean that our rights to participate in assets of any of our subsidiaries upon its liquidation may be subject to prior claims of some or all of its creditors, including when we have loaned or otherwise advanced the proceeds received from the issuance of the Senior Notes to such subsidiary.

We are a non-operating holding company and, as such, our principal source of income is derived from our operating subsidiaries that hold the principal assets of the Group. As a separate legal entity, we rely on, among other things, remittance of our subsidiaries’ loan interest payments and dividends in order to be able to meet our obligations to you as they fall due. The ability of our subsidiaries and affiliates to pay dividends depends on the earnings and financial condition of our subsidiaries and various business considerations. Statutory, contractual or other restrictions may also limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us. For these reasons, we may not have access to any assets or cash flows of our subsidiaries to make payments on our Senior Notes.

In addition, the Senior Notes are structurally subordinated to all liabilities of our subsidiaries. This means that because we are a holding company, our rights to participate as a shareholder in the assets of any subsidiary if it is liquidated will be subject to the prior claims of its creditors and any preference shareholders, except to the extent that we may be a creditor with recognised claims ranking ahead of or pari passu with such prior claims against the subsidiary. If any of our subsidiaries were wound up, liquidated or dissolved (i) the noteholders would have no right to proceed against the assets of such subsidiary and (ii) the liquidator of such subsidiary would first apply the assets of such subsidiary to settle the claims of such subsidiary’s creditors and/or preference shareholders (including holders of such subsidiary’s senior debt and tier 2 and tier 1 capital instruments (if any)) before we would be entitled to receive any distributions.

The terms of the Senior Notes also do not constrain how we make our investments in, or advance funds to, our subsidiaries, including the proceeds of issuances of debt securities, such as the Senior Notes, and as to how we may restructure existing investments and funding in the future. The ranking of our claims in respect of such investments and funding in the event of the liquidation of a subsidiary, and their treatment in resolution, will depend in part on their form and structure and the types of claim that they give rise to. The purposes of such investments and funding, and any such restructuring, may include, among other things, the provision of different amounts or types of capital or funding to particular subsidiaries, including for the purposes of meeting regulatory requirements, such as the implementation of any MREL requirements (or any equivalent requirements imposed by the PRA), including as amended to transpose the terms of the Financial Stability Board (“FSB”) final standards for TLAC requirements, in respect of such subsidiaries.

The Bank of England’s November 2016 statement of policy on the approach to setting MREL in the UK as updated by the June 2018 statement of policy on the approach to setting MREL, as well as the Commission Proposals require, consistent with the FSB’s TLAC term sheet, instruments eligible for MREL/TLAC issued by us to be structurally subordinated to senior liabilities of our operating subsidiaries. The capital raised through issuances of MREL/TLAC eligible liabilities by us would then be transferred downstream to our material operating subsidiaries in the form of capital or another form of subordinated claim. In this way, MREL/TLAC eligible instruments issued by us will be structurally subordinated to senior liabilities of our operating companies, allowing losses from such operating companies to be transferred to us. Certain aspects of the MREL/TLAC requirements remain subject to implementation in the UK (including in light of the UK’s exit from the EU) and further amendments at the European level (and whether they would be followed in whole or in part in the UK following the UK’s withdrawal from the EU) and could result in increased funding requirements for us and/or our subsidiaries. Until the Commission Proposals are in final form, it is uncertain how they will affect us or holders of our securities, including the Senior Notes. The Bank of England has also stated that it expects to set out policy proposals for MREL cross-holdings and disclosure requirements once there is greater clarity as to the timing and final content of related EU proposals. For more information on the Commission Proposals, see “We may redeem the Senior Notes at our option in certain situations, including as a result of certain tax law changes or the occurrence of a Loss Absorption Disqualification Event or on the Optional Redemption Date” above.

In addition, the terms of some loans or investments in capital instruments issued by our subsidiaries may contain contractual mechanisms that, upon the occurrence of a trigger related to the prudential or financial condition of such subsidiary, would result in a write-down of the claim or a change in the ranking and type of claim that we have against such subsidiary. Any changes in the legal or regulatory form or ranking of a loan or investment could also affect its treatment in resolution.

We may issue securities pari passu with the Senior Notes and/or secured debt.

There is no restriction under the Indenture on the amount of securities that we may issue that rank pari passu with the Senior Notes. In particular, the FSB final standards for TLAC requirements for global systemically important banks will apply to us as implemented in the United Kingdom through the MREL framework, and our capital and funding issuance plans for 2019 focus on issuing £3-5 billion in principal amount of MREL-compliant instruments in order to meet these requirements. In 2019 we have already issued $2 billion (approximately £1.5 billion) and £500 million in principal amount of MREL compliant senior notes and, following the issuance of the Senior Notes, we may issue additional senior debt instruments to replace some of our outstanding debt or to meet additional regulatory requirements. In addition, our subsidiary NatWest Markets Plc has stated its 2019 funding issuance plan includes issuing £3-5 billion in principal amount of senior unsecured debt instruments. In 2019, NatWest Markets Plc already issued $1.3 billion (approximately £1 billion) in principal amount of senior unsecured notes.

Furthermore, the terms of the Indenture permit us (and our subsidiaries) to incur additional debt, including secured debt. The Senior Notes will be effectively subordinated to any secured indebtedness or other liabilities.

The credit risk of RBSG, its credit ratings, and its credit spreads may adversely affect the value of the Senior Notes prior to maturity and its ability to pay all amounts due on the Senior Notes.

The Senior Notes are our senior unsecured debt securities. As a result, your receipt of all payments of interest and principal on the Senior Notes is dependent on our ability to repay our obligations on the applicable payment date. No assurance can be given as to what our financial condition will be at any time during the term or on the maturity date of the Senior Notes. Consequently, all payments on the Senior Notes will be subject to the credit risk of RBSG and not that of any of our subsidiaries. Any actual or anticipated decline in RBSG’s credit ratings, changes in the market’s view of its creditworthiness or any increase in its credit spreads charged by the market for taking credit risk are likely to adversely affect the value of the Senior Notes prior to maturity and cause the liquidity of the Senior Notes to decline significantly.

Our credit ratings are an assessment, by each rating agency, of our ability to pay our obligations, including those under the Senior Notes. Any rating assigned to us or the Senior Notes may be withdrawn entirely by a credit rating agency, may be suspended or may be lowered, if, in that credit rating agency’s judgment, circumstances relating to the basis of the rating so warrant. Ratings may be impacted by a number of factors which can change over time, including the credit rating agency’s assessment of: our strategy and management’s capability; our financial condition including in respect of capital, funding and liquidity; competitive and economic conditions in our key markets; the level of political support for the industries in which we operate; the sovereign rating of the UK; and legal and regulatory frameworks affecting our legal structure, business activities and the rights of our creditors. The credit rating agencies may also revise the ratings methodologies applicable to issuers within a particular industry, or political or economic region. In particular, following the outcome of the referendum on the UK’s membership of the European Union in favour of the UK leaving the EU, rating agencies downgraded the UK’s credit ratings and/or changed or maintained their outlook for the UK to negative. One credit rating agency recently placed the issuer ratings of 19 UK banking groups on ‘Ratings Watch Negative’ reflecting the heightened uncertainty over the ultimate outcome of the Brexit process. If credit rating agencies perceive there to be adverse changes in the factors affecting our credit rating, including by virtue of changes to applicable ratings methodologies, the credit rating agencies may downgrade, suspend or withdraw the ratings assigned to us or other Group entities. An improvement in our credit ratings will not necessarily increase the value of the Senior Notes and will not reduce market risk and other investment risks related to the Senior Notes. Credit ratings (i) do not reflect the risk that interest rates may rise, which may affect the values of the Senior Notes, which accrue interest at a fixed rate, (ii) do not address the price, if any, at which the Senior Notes may be resold prior to maturity (which may be substantially less than the original offering price of the Senior Notes), and (iii) are not recommendations to buy, sell or hold the Senior Notes.

An active trading market may not develop for the Senior Notes.

There is no existing trading market for the Senior Notes. We intend to apply for the listing of the Senior Notes on the New York Stock Exchange. There is, however, no assurance that the Senior Notes will be accepted for listing or remain listed on the New York Stock Exchange and, if listed, that an active trading market will develop or, if developed, that it will continue. We have been advised by the Underwriters that the Underwriters intend to make a market in the Senior Notes, but they are not obligated to do so and may discontinue market-making at any time without notice. No assurance can be given as to the liquidity of the trading markets for the Senior Notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the Senior Notes may be adversely affected. In that case, holders of the Senior Notes may not be able to sell Senior Notes at a particular time or may not be able to sell Senior Notes at a favourable price. The liquidity of any market for the Senior Notes will depend on a number of factors including:

•	the number of holders of the Senior Notes;

•	our ratings published by major credit rating agencies;

•	our financial performance;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the Senior Notes;

•	prevailing interest rates, including the reform and impending regulation of LIBOR; and

•	the introduction of any financial transactions tax.

Investors should be aware that the materialization of any of the above risks may adversely affect the value of the Senior Notes.

RECENT DEVELOPMENTS

Q1 2019 Interim Report

Please refer to our Q1 2019 Interim Report, which contains recent developments, including in relation to the Group’s business and financial performance and ongoing litigation, investigation and reviews, and which is incorporated by reference herein.

2019 Restatement Document

Effective from 1 January 2019, Business Banking has been transferred from UK Personal and Business Banking (“UK PBB”) to Commercial Banking as the nature of the business, including distribution channels, products and customers, are more closely aligned to the Commercial Banking (“CB”) business. Concurrent with the transfer, UK PBB has been renamed to UK Personal Banking (“UK PB”) and the previous franchise combining UK PBB (now “UK PB”) and Ulster Bank RoI has been renamed Personal & Ulster. The Commercial & Private Banking franchise has also been renamed Commercial & Private.

To reflect those changes to the Group’s operating segments and to aid comparison of the Group’s results for the three-months ended 31 March 2019 with prior periods, the Group released the 2019 Restatement Document restating certain sections of the Group’s annual report on Form 20-F for the year ended December 31, 2018, including restated financial results for the year ended 31 December 2018.

For more information, please refer to the 2019 Restatement Document which is incorporated by reference herein.

Update on the UK’s withdrawal from the European Union (“Brexit”)

On 11 April 2019 the UK Government and the European Council (including the remaining 27 member states) agreed to extend the deadline for the UK’s departure from the EU until no later than (i) 31 October 2019, subject to certain conditions or (ii) 31 May 2019, if by 22 May 2019 the UK has not ratified a withdrawal agreement and the UK will not hold European Parliament elections in accordance with EU law on 23-26 May 2019.

There is therefore heightened uncertainty on the timing and terms of the UK’s departure, and material uncertainty as to what further votes on Brexit may be held in Parliament and their outcomes and the political consequences of the Parliamentary process relating to Brexit, which could include new national elections.

The current state of negotiations and the significant uncertainty which exists in respect thereof could impact the Group’s operations, legal entity structure or financial condition. See also the sections in our 2018 Annual Report entitled “Risk Factors – Uncertainties surrounding the UK’s withdrawal from the European Union may adversely affect the Group” and “Risk Factors – Risk Factors— The Group is finalising the requisite regulatory permissions to implement its plans for continuity of business impacted by the UK’s departure from the EU, on which it will rely going forward.”

USE OF PROCEEDS

The net proceeds from the issue of the Senior Notes are expected to amount to $1,245,213,821 after deduction of the underwriting discount and the other expenses incurred in connection with the issue of the Senior Notes. We intend to use the net proceeds of the offering to fund our general banking business.

CAPITALIZATION OF THE GROUP

The following table shows the Group’s issued and fully paid share capital, owners’ equity and indebtedness on an unaudited consolidated basis in accordance with International Financial Reporting Standards as at March 31, 2019.

	As at March 31, 2019
	Actual	As Adjusted(1)
	£ million	£ million
Share capital – allotted, called up and fully paid
Ordinary shares of £1.00	12,090	12,090
Non-cumulative preference shares of $.0.01(2)	-	-
	12,090	12,090
Retained income and other reserves	34,042	34,042
Owners’ equity	46,132	46,132
Group indebtedness
Subordinated liabilities	9,651	9,651
Debt securities in issue	43,365	44,324
Total indebtedness	53,016	53,975
Total capitalisation and indebtedness	99,148	100,107

(1)	The ‘As Adjusted’ column reflects the effects of the issue of the Senior Notes offered hereby. Amounts shown have been converted from dollars to sterling at a rate of $1.3031=£1.00, the rate used to translate assets and liabilities as at March 31, 2019. We make no representation that amounts have been or could have been or could in the future be converted into dollars at that rate or any other rate.

(2)	As at March 31, 2019, there were 10,130 Non-cumulative preference shares of $0.01 outstanding, representing $101.30.

Under IFRS, certain preference shares are classified as debt and are included in subordinated liabilities in the table above.

The information contained in the table above has not changed materially since March 31, 2019.

DESCRIPTION OF THE SENIOR NOTES

In this prospectus supplement, we refer to the $1,250,000,000 4.445% Fixed Rate/Floating Rate Notes due 2030 as the “Senior Notes”. The following is a summary of certain terms of the Senior Notes. It supplements the description of the general terms of the debt securities we may issue contained in the accompanying prospectus under the heading “Description of Debt Securities.” If there is any inconsistency between the following summary and the description in the accompanying prospectus, the following summary governs.

General

The Senior Notes will be issued in an aggregate principal amount of $1,250,000,000, and unless previously redeemed (in the circumstances described in “—Tax Redemption”, “—Loss Absorption Disqualification Event” and “—Optional Redemption” below), will mature on May 8, 2030.

The Senior Notes will constitute our direct, unconditional, unsecured and unsubordinated obligations ranking pari passu, without any preference among themselves, and equally with all our other outstanding unsecured and unsubordinated obligations, present and future, except such obligations as are preferred by operation of law.

The Senior Notes will constitute a separate series of debt securities issued under the Indenture. Book-entry interests in the Senior Notes will be issued in minimum denominations of $200,000 and in integral multiples of $1,000 in excess thereof.

The principal corporate trust office of the Trustee in London, United Kingdom, is designated as the principal paying agent. We may at any time designate additional paying agents or rescind the designation of paying agents or approve a change in the office through which any paying agent acts.

We will issue the Senior Notes in fully registered form. The Senior Notes will be represented by global securities registered in the name of a nominee of DTC. You will hold beneficial interest in the Senior Notes through the DTC and its participants. The Underwriters expect to deliver the Senior Notes through the facilities of the DTC on May 8, 2019. For a more detailed summary of the form of the Senior Notes and settlement and clearance arrangements, you should read “Description of Certain Provisions Relating to Debt Securities and Contingent Convertible Securities—Form of Debt Securities and Contingent Convertible Securities; Book-Entry System” in the accompanying prospectus. Indirect holders trading their beneficial interests in the Senior Notes through the DTC must trade in the DTC’s same-day funds settlement system and pay in immediately available funds. Secondary market trading through Euroclear and Clearstream, Luxembourg will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg.

Definitive debt securities will only be issued in limited circumstances described under “Description of Certain Provisions Relating to Debt Securities and Contingent Convertible Securities—Form of Debt Securities and Contingent Convertible Securities; Book-Entry System” in the accompanying prospectus.

Payment of principal of and interest on the Senior Notes, so long as the Senior Notes are represented by global securities, will be made in immediately available funds. Beneficial interests in the global securities will trade in the same-day funds settlement system of the DTC, and secondary market trading activity in such interests will therefore settle in same-day funds.

We may, without the consent of the holders of the Senior Notes, issue additional notes having the same ranking and same interest rate, maturity date, redemption terms and other terms as the Senior Notes described in this prospectus supplement except for the price to the public and Issue Date of such Senior Notes, provided however that if such additional notes have the same CUSIP, ISIN and/or Common Code as the outstanding Senior Notes, such additional notes must be fungible with the outstanding Senior Notes for U.S. federal income tax purposes. Any such additional notes, together with the Senior Notes offered by this prospectus supplement, may constitute a single series of Senior Notes under the Indenture. There is no limitation on the amount of notes or other debt securities that we may issue under the Indenture.

Interest

In respect of the Senior Notes, from (and including) the Issue Date to (but excluding) May 8, 2029 (such period, the “Fixed Rate Period”), interest on the Senior Notes will be payable at a rate of 4.445% per annum (the “Fixed

Interest Rate”). During the Fixed Rate Period, interest on the Senior Notes will be payable semi-annually in arrear on May 8 and November 8 of each year, beginning on November 8, 2019, (each, a “Fixed Rate Period Interest Payment Date”) to (and including) May 8, 2029. From (and including) May 8, 2029 to (but excluding) maturity (such period, the “Floating Rate Period”), the interest rate on the Senior Notes will be equal to the three-month U.S. dollar LIBOR (subject to “—LIBOR” and “—LIBOR Discontinuation”), as determined by the Calculation Agent on the applicable Interest Determination Date (as defined below), plus 1.871% per annum, accruing from (and including) May 8, 2029, to (but excluding) maturity. During the Floating Rate Period, interest on the Senior Notes will be payable quarterly in arrear on August 8, 2029, November 8, 2029, February 8, 2030 and May 8, 2030, beginning on August 8, 2029, to (and including) maturity (each, a “Floating Rate Period Interest Payment Date” and, together with each Fixed Rate Period Interest Payment Date, each an “Interest Payment Date”) and will be reset quarterly on May 8, 2029, August 8, 2029, November 8, 2029 and February 8, 2030, beginning on May 8, 2029 (each, an “Interest Reset Date”).

During the Fixed Rate Period:

•	Interest will be calculated on the basis of twelve 30-day months or, in the case of an incomplete month, the actual number of days elapsed, in each case assuming a 360-day year.

•	If any scheduled interest payment date is not a business day, such interest payment date will be postponed to the next day that is a business day, but interest on that payment will not accrue during the period from and after the scheduled interest payment date.

During the Floating Rate Period:

•	Interest will be calculated on the basis of the actual number of days in each interest period, assuming a 360-day year. An interest period will be the period beginning on (and including) a Floating Rate Period Interest Payment Date and ending on (but excluding) the next succeeding Floating Rate Period Interest Payment Date; provided that the first floating rate interest period of the Senior Notes will begin on May 8, 2029 and will end on (but exclude) the first Floating Rate Period Interest Payment Date.

•	If any scheduled Interest Reset Date or Floating Rate Period Interest Payment Date (other than the maturity date of the Senior Notes) is not a business day, such Interest Reset Date or Floating Rate Period Interest Payment Date will be postponed to the next day that is a business day; provided that if that business day falls in the next succeeding calendar month, such Interest Reset Date or Floating Rate Period Interest Payment Date will be the immediately preceding business day. If any such Floating Rate Period Interest Payment Date (other than the maturity date of the Senior Notes) is postponed or brought forward as described above, the payment of interest due on such postponed or brought forward Floating Rate Period Interest Payment Date will include interest accrued to but excluding such postponed or brought forward Floating Rate Period Interest Payment Date.

If the scheduled maturity date or date of redemption (in the circumstances described in “—Tax Redemption”, “—Loss Absorption Disqualification Event” and “—Optional Redemption” below) or repayment of the Senior Notes is not a business day, we may pay interest and principal on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled maturity date or date of redemption or repayment.

A “business day” means any day, other than Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorised or required by law or regulation to close in the City of New York or in the City of London.

An “Interest Determination Date” means the second London banking day preceding each applicable Interest Reset Date.

“London banking day” means any day on which dealings in U.S. dollars are transacted in the London interbank market.

LIBOR

Subject to the circumstances described below under “—LIBOR Discontinuation”, LIBOR will be determined by the Calculation Agent in accordance with the following provisions:

(1)	With respect to any Interest Determination Date, LIBOR will be the rate (expressed as a percentage per annum) for deposits in U.S. dollars having a maturity of three months commencing on the related Interest Reset Date that appears on Reuters Page LIBOR01 as of 11:00 a.m., London time, on that Interest Determination Date. If no such rate appears, then LIBOR, in respect of that Interest Determination Date, will be determined in accordance with the provisions described in (2) below.

(2)	With respect to an Interest Determination Date on which no rate appears on Reuters Page LIBOR01(as defined below), the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market (which may include the Underwriters or their affiliates), as selected and identified by us, to provide its offered quotation (expressed as a percentage per annum) for deposits in U.S. dollars for the period of three months, commencing on the related Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then LIBOR on that Interest Determination Date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in the City of New York, on the Interest Determination Date by three major banks in the City of New York (which may include the Underwriters or their affiliates), as selected and identified by us, for loans in U.S. dollars to leading European banks, for a period of three months, commencing on the related Interest Reset Date, and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two such rates are so provided, LIBOR on the Interest Determination Date will be the arithmetic mean of such rates. If fewer than two such rates are so provided, LIBOR on the Interest Determination Date will be LIBOR in effect with respect to the immediately preceding Interest Determination Date or, in the case of the initial Interest Determination Date, such rate as may be determined by such alternate method as reasonably selected by the Calculation Agent.

“Reuters Page LIBOR01” means the display that appears on Reuters Page LIBOR01 or any page as may replace such page on such service (or any successor service) for the purpose of displaying LIBOR of major banks for U.S. dollars.

All percentages resulting from any calculation of any interest rate on the Senior Notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward, and all dollar amounts would be rounded to the nearest cent, with one-half cent being rounded upward.

LIBOR Discontinuation

Notwithstanding the provisions described above under “ –LIBOR”, if we (in consultation with the Calculation Agent to the extent practicable) determine that a Benchmark Event has occurred or consider that there may be a Successor Rate, in either case, when any rate of interest for a Floating Rate Interest Period (or the relevant component part thereof) remains to be determined by reference to LIBOR, then the following provisions will apply:

(1)	we will use reasonable endeavours to appoint an Independent Adviser to determine a Successor Rate or, alternatively, if the Independent Adviser determines that there is no Successor Rate, an Alternative Reference Rate, no later than 5 business days prior to an Interest Determination Date (the “IA Determination Cut-off Date”), for purposes of determining the rate of interest for a Floating Rate Interest Period;

(2)	if we are unable to appoint an Independent Adviser, or the Independent Adviser appointed by us fails to determine a Successor Rate or an Alternative Reference Rate prior to the IA Determination Cut-off Date, then we (in consultation with the Calculation Agent to the extent practicable and acting in good faith) may determine a Successor Rate, or if we determine that there is no Successor Rate, an Alternative Reference Rate, for purposes of determining the rate of interest for a Floating Rate Interest Period; provided, however, that if we are unable or unwilling to determine a Successor Rate or an Alternative Reference Rate prior to an Interest Determination Date in accordance with this sub-paragraph (2), the rate of interest will be equal to the rate of interest in effect with respect to the immediately preceding Interest Determination Date or, in the case of the initial Interest Determination Date, the rate of interest will be equal to the Fixed Interest Rate.

If a Successor Rate or Alternative Reference Rate is determined in accordance with the preceding provisions, such Successor Rate or Alternative Reference Rate shall be substituted for LIBOR in relation to the Senior Notes, for all future Floating Rate Interest Periods.

If the Independent Adviser (in consultation with us) determines (or, if we are unable to appoint an Independent Adviser, or the Independent Adviser fails to determine whether an Adjustment Spread should be applied, we determine) that an Adjustment Spread is required to be applied to the Successor Rate or the Alternative Reference Rate, as applicable, and determine the quantum of, or a formula or methodology for determining, such Adjustment Spread, then such Adjustment Spread shall be applied to the Successor Rate or the Alternative Reference Rate, as applicable. If the Independent Adviser is, or we are, as the case may be, unable to determine the quantum of, or a formula or methodology for determining, such Adjustment Spread, then such Successor Rate or Alternative Reference Rate, as applicable, will apply without an Adjustment Spread.

If the Independent Adviser or we, as the case may be, determine a Successor Rate or Alternative Reference Rate or, in each case, any Adjustment Spread, in accordance with the above provisions, the Independent Adviser or we may also, following consultation with the Calculation Agent to the extent practicable, specify changes to the Successor Rate or Alternative Reference Rate, as applicable, or, in each case, the Adjustment Spread, including the determination of the display page for the Successor Rate or Alternative Reference Rate or the method for determining the fallback rate in relation to the Senior Notes, as well as specify changes to the day count fraction, business day convention, the definition of business day, the Interest Determination Date, the Floating Rate Period Interest Payment Date, and related provisions and definitions. All such changes can be made in order to follow market practice in relation to the Successor Rate or Alternative Reference Rate and such changes shall apply to the Senior Notes for all future Floating Rate Interest Periods. Upon receipt of satisfactory documentation, the Trustee shall, at our direction and expense, effect such amendments as may be required in order to give effect to this section “ – LIBOR Discontinuation” pursuant to a supplemental indenture or an amendment to the Indenture, or issuances and authentication of new global or definitive notes in respect of the Senior Notes, and the Trustee shall not be liable to any party for any consequences thereof, save as provided in the Indenture and the Senior Notes. No holder consent will be solicited or required in connection with effecting the Successor Rate, Alternative Reference Rate or any related changes, including the Adjustment Spread, as applicable, and including for the execution of any documents, amendments to the Indenture or Senior Notes or other steps by us, the Trustee, the Calculation Agent or the principal paying agent (if required). We will, promptly following the determination of any Successor Rate, Alternative Reference Rate or Adjustment Spread, give notice thereof and of any changes to the terms of the Senior Notes to the Trustee, the Calculation Agent, the principal paying agent and the holders. By its acquisition of Senior Notes, each holder and beneficial owner of the Senior Notes and each subsequent holder and beneficial owner acknowledges, accepts, agrees to be bound by, and consents to, the Independent Adviser or our, as applicable, determination of the Successor Rate, Alternative Reference Rate or Adjustment Spread, as applicable, any changes in connection therewith as contemplated by this paragraph, and to any amendment or alteration of the terms of the Senior Notes, including an amendment of the amount of interest due on the Senior Notes, as may be required in order to give effect to this section “ – LIBOR Discontinuation”. The Trustee shall be entitled to rely on this deemed consent in connection with any supplemental indenture or amendment which may be necessary to effect the Successor Rate or the Alternative Reference Rate.

By its acquisition of Senior Notes, each holder of Senior Notes waives any and all claims against the Trustee, the Calculation Agent and the principal paying agent for, agrees not to initiate a suit against the Trustee, the Calculation Agent and the principal paying agent in respect of, and agrees that neither the Trustee, the Calculation Agent or the principal paying agent will be liable for, any action that the Trustee, the Calculation Agent or the paying agent, as the case may be, takes, or abstains from taking, in each case in accordance with this section “— LIBOR Discontinuation”. By its acquisition of Senior Notes, each holder of Senior Notes agrees that neither the Trustee, the Calculation Agent or the principal paying agent will have any obligation to determine any Successor Rate, Alternative Reference Rate or Adjustment Spread (including any adjustments thereto), including in the event of any failure by us to determine any Successor Rate, Alternative Reference Rate or Adjustment Spread.

An Independent Adviser appointed pursuant to this section “— LIBOR Discontinuation” shall act in good faith and (in the absence of bad faith, gross negligence or willful misconduct) shall have no liability whatsoever to us, the Trustee, the Calculation Agent or you for any determination made by it or for any advice given to us in connection with any determination made by us, pursuant to this section “— LIBOR Discontinuation”.

No Successor Rate, Alternative Reference Rate and/or Adjustment Spread will be adopted pursuant to this section, nor will any other amendment to the terms of the Senior Notes be made, if and to the extent that, in our determination, the same could reasonably be expected to prejudice the qualification of the Senior Notes as our and/or the Regulatory Group’s (A) own funds and eligible liabilities and/or (B) loss absorbing capacity instruments.

“Adjustment Spread” means a spread (which may be positive or negative) or formula or methodology for calculating a spread, which the Independent Adviser (in consultation with us) or we, as applicable, determine is required to be applied to the Successor Rate or the Alternative Reference Rate, as applicable, as a result of the replacement of LIBOR with the Successor Rate or the Alternative Reference Rate, as applicable, and is the spread, formula or methodology which:

•	in the case of a Successor Rate, is recommended in relation to the replacement of LIBOR with the Successor Rate by any Relevant Nominating Body; or

•	in the case of a Successor Rate for which no such recommendation has been made or in the case of an Alternative Reference Rate, the Independent Adviser (in consultation with us) or we, as applicable, determine is recognised or acknowledged as being in customary market usage for the purposes of determining floating rates of interest in respect of securities denominated in U.S. dollars, where such rate has been replaced by the Successor Rate or the Alternative Reference Rate, as applicable; or

•	if no such customary market usage is recognised or acknowledged, the Independent Adviser in its discretion (in consultation with us), or we in our discretion, as applicable, determine (acting in good faith) to be appropriate.

“Alternative Reference Rate” means the reference rate (and related alternative screen page or source, if available) that the Independent Adviser or we (as applicable) determine has replaced LIBOR in customary market usage for the purposes of determining floating rates of interest in respect of securities denominated in U.S. dollars, or, if the Independent Adviser or we (as applicable) determine that there is no such rate, such other rate as the Independent Adviser or we (as applicable) determine, each as in our own discretion acting in good faith, is most comparable to LIBOR.

“Benchmark Event” means:

(i)	LIBOR has ceased to be published on Reuters Page LIBOR 01 as a result of LIBOR ceasing to be calculated or administered; or

(ii)	a public statement by the administrator of LIBOR that it will cease publishing LIBOR permanently or indefinitely (in circumstances where no successor administrator has been appointed that will continue publication of LIBOR); or

(iii)	a public statement by the supervisor of the administrator of LIBOR that LIBOR has been or will be permanently or indefinitely discontinued; or

(iv)	a public statement by the supervisor of the administrator of LIBOR that means that LIBOR will be prohibited from being used or that its use will be subject to restrictions or adverse consequences; or

(v)	it has or will become unlawful for the Calculation Agent or the Issuer to calculate any payments due to be made to any noteholder using LIBOR (including, without limitation, under the Benchmark Regulation (EU) 2016/1011, if applicable).

“Independent Adviser” means an independent financial institution of international repute or other independent financial adviser experienced in the international capital markets, in each case appointed by us at our own expense.

“Relevant Nominating Body” means, in respect of a reference rate:

•	the central bank, reserve bank, monetary authority or any similar institution for the currency to which such reference rate relates, or any other central bank or other supervisory authority which is responsible for supervising the administrator of such reference rate; or

•	any working group or committee sponsored by, chaired or co-chaired by or constituted at the request of (a) the central bank, reserve bank, monetary authority or any similar institution for the currency to which such reference rate relates, (b) any central bank or other supervisory authority which is responsible for supervising the administrator of such reference rate, (c) a group of the aforementioned central banks or other supervisory authorities, (d) the International Swaps and Derivatives Association, Inc. or any part thereof, or (e) the Financial Stability Board or any part thereof.

“Successor Rate” means the reference rate (and related alternative screen page or source, if available) that the Independent Adviser or we (as applicable) determine is a successor to or replacement of LIBOR (for the avoidance of doubt, whether or not LIBOR has ceased to be available) which is recommended by any Relevant Nominating Body.

Tax Redemption

Subject to the provisions described under “—Notice of Redemption” and “—Conditions to Redemption and Repurchase” below, we may redeem the Senior Notes in whole but not in part, at any time during the Fixed Rate Period and thereafter only on a Floating Rate Period Interest Payment Date, in each case in the event of certain changes in the tax laws of the United Kingdom or any political subdivision or any authority thereof or therein having the power to tax and certain other limited circumstances. The circumstances in which we may redeem the Senior Notes and the applicable procedures are described further in the accompanying prospectus under “Description of Debt Securities—Redemption.”

In the event of such a redemption, the redemption price of the Senior Notes will be 100% of their principal amount together with any accrued but unpaid payments of interest to, but excluding, the date of redemption. If we elect to redeem the Senior Notes, they will cease to accrue interest from the redemption date, unless we fail to pay the redemption price on the payment date.

Loss Absorption Disqualification Event Redemption

Subject to the provisions described under “—Notice of Redemption” and “—Conditions to Redemption and Repurchase” below, we may redeem the Senior Notes at our sole discretion, in whole but not in part, at any time during the Fixed Rate Period and thereafter only on a Floating Rate Period Interest Payment Date, at 100% of their principal amount together with any accrued but unpaid interest to, but excluding, the date of redemption, in the event we determine a Loss Absorption Disqualification Event has occurred and is continuing.

Before the publication of any notice of redemption pursuant to a Loss Absorption Disqualification Event, we shall deliver to the Trustee a certificate signed by two authorised signatories of RBSG stating that, in such signatories’ belief, the condition for redemption has occurred and is continuing as at the date of the certificate, and the Trustee is entitled to conclusively rely on and shall accept such certificate as sufficient evidence of such occurrence, in which event it shall be conclusive and binding on the holders of the Senior Notes.

For these purposes:

A “Loss Absorption Disqualification Event” shall be deemed to have occurred if:

(i)	at the time that any Loss Absorption Regulation becomes effective, and as a result of such Loss Absorption Regulation becoming so effective, in each case with respect to us and/or the Regulatory Group, on or after the issue date of the Senior Notes, the Senior Notes are or, in our opinion or in the opinion of the PRA are likely not to qualify in full towards our and/or the Regulatory Group’s (A) own funds and eligible liabilities and/or (B) loss absorbing capacity instruments; or

(ii)	as a result of any amendment to, or change in, any Loss Absorption Regulation, or any change in the application or official interpretation of any Loss Absorption Regulation, in any such case becoming effective on or after the issue date of the Senior Notes, the Senior Notes are or, in our opinion or in the opinion of the PRA are likely to be, fully or partially excluded from our and/or the Regulatory Group’s (A) own funds and eligible liabilities and/or (B) loss absorbing capacity instruments, in each case as determined in accordance with, and pursuant to, the relevant Loss Absorption Regulations as applicable to us and/or the Regulatory Group; provided that in the case of (i) and (ii) above, a Loss

Absorption Disqualification Event shall not occur where such exclusion of the Senior Notes is due to the remaining maturity of the Senior Notes being less than any period prescribed by any applicable eligibility criteria under the relevant Loss Absorption Regulations effective with respect to us and/or the Regulatory Group on the issue date of the Senior Notes.

“Loss Absorption Regulations” means, at any time, the laws, regulations, requirements, guidelines, rules, standards and policies relating to minimum requirements for own funds and eligible liabilities and/or loss absorbing capacity instruments of the United Kingdom, the PRA, the United Kingdom resolution authority, the Financial Stability Board and/or of the European Parliament or of the Council of the European Union then in effect in the United Kingdom including, without limitation to the generality of the foregoing, any delegated or implementing acts (such as regulatory technical standards) adopted by the European Commission and any regulations, requirements, guidelines, rules, standards and policies relating to requirements for own funds and eligible liabilities and/or loss absorbing capacity instruments adopted by the PRA and/or the United Kingdom resolution authority from time to time (whether or not such regulations, requirements, guidelines, rules, standards or policies are applied generally or specifically to us or to the Regulatory Group).

“PRA” means the UK Prudential Regulation Authority and/or such other governmental authority in the United Kingdom having primary supervisory authority with respect to our business.

“Regulatory Group” means us, our subsidiary undertakings, participations, participating interests and any subsidiary undertakings, participations or participating interests held (directly or indirectly) by any of our subsidiary undertakings from time to time and any other undertakings from time to time consolidated with us for regulatory purposes, in each case in accordance with the rules and guidance of the PRA then in effect.

Optional Redemption

Subject to the provisions described under “—Notice of Redemption” and “—Conditions to Redemption and Repurchase” below, we may redeem the Senior Notes at our sole discretion, in whole but not in part, on May 8, 2029 (the “Optional Redemption Date”) at 100% of their principal amount together with any accrued but unpaid interest to, but excluding, the date of redemption.

The Senior Notes will not be redeemable at the option of the holders at any time.

Notice of Redemption

If we elect to redeem the Senior Notes at our option on the Optional Redemption Date or due to the occurrence of a tax law change or a Loss Absorption Disqualification Event, we will give holders of the Senior Notes of not less than five (5) business days or more than 60 calendar days’ notice in accordance with “—Notices” below, and to the Trustee at least five (5) business days prior to such date, unless a shorter notice period shall be satisfactory to the Trustee. Except as otherwise provided herein, such notice shall be irrevocable but may be conditioned on the occurrence of any event or circumstance.

Any redemption notice will state:

•	the redemption date;

•	the redemption price;

•	that, and subject to what conditions, the redemption price will become due and payable on the redemption date and that payments will cease to accrue on such date;

•	the place or places at which each holder may obtain payment of the redemption price; and

•	the CUSIP, Common Code and/or ISIN number or numbers, if any, with respect to the Senior Notes.

If we have elected to redeem the Senior Notes but prior to the payment of the redemption amount with respect to such redemption the relevant UK authority exercises its U.K. Bail-in power in respect of the Senior Notes, the relevant redemption notice shall be automatically rescinded and shall be of no force and effect, and no payment of the redemption amount will be due and payable.

Conditions to Redemption and Repurchase

Notwithstanding any other provision, we may only redeem the Senior Notes prior to the maturity date or repurchase the Senior Notes (and give notice thereof to the holders of Senior Notes in the case of redemption) if we have obtained the prior consent of the PRA, to the extent such consent is at the relevant time and in the relevant circumstances required (if at all) by the Loss Absorption Regulations or applicable laws or regulations in effect in the United Kingdom.

Agreement with Respect to the Exercise of UK Bail-in Power

Notwithstanding any other agreements, arrangements, or understandings between us and any holder or beneficial owner of the Senior Notes, by its acquisition of Senior Notes, each holder and beneficial owner of the Senior Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of any UK bail-in power by the relevant UK authority which may result in (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, the Senior Notes; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, the Senior Notes into ordinary shares or other securities or other obligations of RBSG or another person; and/or (iii) the amendment or alteration of the maturity of the Senior Notes, or amendment of the amount of interest due on the Senior Notes, or the dates on which interest becomes payable, including by suspending payment for a temporary period; which UK bail-in power may be exercised by means of variation of the terms of the Senior Notes solely to give effect to the exercise by the relevant UK authority of such UK bail-in power. Each holder and beneficial owner of the Senior Notes further acknowledges and agrees that the rights of the holders and/or beneficial owners under the Senior Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any UK bail-in power by the relevant UK authority.

For these purposes, a “UK bail-in power” is any write-down, conversion, transfer, modification or suspension power existing from time to time under any laws, regulations, rules or requirements relating to the resolution of banks, banking group companies, credit institutions and/or investment firms incorporated in the United Kingdom in effect and applicable in the United Kingdom to RBSG or other members of the Group, including but not limited to any such laws, regulations, rules or requirements which are implemented, adopted or enacted within the context of a European Union directive or regulation of the European Parliament and of the Council establishing a framework for the recovery and resolution of credit institutions and investment firms (whether or not the UK is a Member State of the European Union) and/or within the context of a UK resolution regime under the Banking Act 2009, as the same has been or may be amended from time to time (whether pursuant to the UK Financial Services (Banking Reform) Act 2013 (the “Banking Reform Act 2013”), secondary legislation or otherwise, the “Banking Act”), pursuant to which any obligations of a bank, banking group company, credit institution or investment firm or any of its affiliates can be reduced, cancelled, modified, transferred and/or converted into shares or other securities or obligations of the obligor or any other person (or suspended for a temporary period) or pursuant to which any right in a contract governing such obligations may be deemed to have been exercised.

A reference to the “relevant UK authority” is to any authority with the ability to exercise a UK bail-in power.

No repayment of the principal amount of the Senior Notes or payment of interest on the Senior Notes shall become due and payable after the exercise of any UK bail-in power by the relevant UK authority unless, at the time that such repayment or payment, respectively, is scheduled to become due, such repayment or payment would be permitted to be made by us under the laws and regulations of the United Kingdom and the European Union applicable to us and the Group.

If we have elected to redeem the Senior Notes but prior to the payment of the redemption amount with respect to such redemption the relevant UK authority exercises its UK bail-in power with respect to the Senior Notes, the relevant redemption notices shall be automatically rescinded and shall be of no force and effect, and no payment of the redemption amount will be due and payable.

The exercise of any UK bail-in power by the relevant UK authority shall not constitute a default or Event of Default under the terms of the Senior Notes or the Indenture.

In addition, by its acquisition of Senior Notes, each holder (including each beneficial holder) of the Senior Notes:

(i)	acknowledges and agrees that the exercise of the UK bail-in power by the relevant UK authority with respect to the Senior Notes shall not give rise to a Default or Event of Default for purposes of Section 315(b) (Notice of Default) and Section 315(c) (Duties of the Trustee in Case of Default) of the Trust Indenture Act;

(ii)	to the extent permitted by the Trust Indenture Act, waives any and all claims against the Trustee for, agrees not to initiate a suit against the Trustee in respect of, and agrees that the Trustee shall not be liable for, any action that the Trustee takes, or abstains from taking, in either case in accordance with the exercise of the UK bail-in power by the relevant UK authority with respect to the Senior Notes;

(iii)	agrees that, upon the exercise of any UK bail-in power by the relevant UK authority with respect to the Senior Notes,

a.	the Trustee shall not be required to take any further directions from holders of the notes under Section 5.12 (Control by Holders) of the Indenture, which section authorises holders of a majority in aggregate outstanding principal amount of the notes to direct certain actions relating to the notes, and

b.	the Indenture shall impose no duties upon the Trustee whatsoever with respect to the exercise of any UK bail-in power by the relevant UK authority. Notwithstanding the foregoing, if, following the completion of the exercise of the UK bail-in power by the relevant UK authority in respect of the Senior Notes, the Senior Notes remain outstanding (for example, if the exercise of the UK bail-in power results in only a partial write-down of the principal of such Senior Notes), then the Trustee’s duties under the Indenture shall remain applicable with respect to the Senior Notes following such completion to the extent that we and the Trustee shall agree pursuant to a supplemental indenture.

(iv)	shall be deemed to have (i) consented to the exercise of any UK bail-in power which may be imposed without any prior notice by the relevant UK authority of its decision to exercise such power with respect to the Senior Notes and (ii) authorised, directed and requested DTC and any direct participant in DTC or other intermediary through which it holds such Senior Notes to take any and all necessary action, if required, to implement the exercise of any UK bail-in power with respect to the Senior Notes as it may be imposed, without any further action or direction on the part of such holder.

For a discussion of certain risk factors relating to the UK bail-in power, see “Risk Factors—Risks relating to the Senior Notes”.

Upon the exercise of the UK bail-in power by the relevant UK authority with respect to the Senior Notes, we shall provide a written notice to DTC as soon as practicable regarding such exercise of the UK bail-in power for purposes of notifying holders of such occurrence. We shall also deliver a copy of such notice to the Trustee for information purposes.

Events of Default and Defaults; Limitation of Remedies

Events of Default

An “Event of Default” with respect to the Senior Notes shall only result if:

•	a court of competent jurisdiction makes an order for our winding up which is not successfully appealed within 30 days; or

•	an effective shareholders’ resolution is validly adopted for our winding up,

in each case other than under or in connection with a scheme of amalgamation or reconstruction not involving a bankruptcy or insolvency.

There are no other Events of Default under the Senior Notes. If an Event of Default with respect to Senior Notes occurs and is continuing, the Trustee or the holder or holders of at least 25% in aggregate principal amount of the outstanding Senior Notes may declare the principal amount of, and any accrued but unpaid interest on such Senior Notes to be due and payable immediately in accordance with the terms of the Indenture. However, after this declaration but before the Trustee obtains a judgment or decree for payment of money due, the holder or holders of a majority in aggregate principal amount of the outstanding Senior Notes may rescind the declaration of acceleration and its consequences, but only if all Events of Default have been remedied and all payments due, other than those due as a result of acceleration, have been made.

There are no other circumstances in which holders of Senior Notes or the Trustee may accelerate amounts to be paid in respect of the Senior Notes.

Default

A “Default” with respect to the Senior Notes shall result if:

•	any installment of interest in respect of the Senior Notes is not paid on or before the relevant Interest Payment Date and such failure continues for 14 days; or

•	all or any part of the principal amount of the Senior Notes is not paid when it otherwise becomes due and payable, whether upon redemption or otherwise, and such failure continues for 7 days.

If a Default occurs and is continuing, the Trustee may commence a proceeding for our winding up, but the Trustee may not declare the principal amount of any outstanding Senior Notes to be due and payable.

However and notwithstanding any other provisions, a failure to make any payment on the Senior Notes shall not be a Default if it is withheld or refused, upon independent counsel’s advice delivered to the Trustee, in order to comply with any applicable fiscal or other law or regulation or order of any court of competent jurisdiction. In such case, the Trustee may require us to take any action which, upon independent counsel’s advice delivered to the Trustee, is appropriate and reasonable in the circumstances (including proceedings for a court declaration), in which case we shall immediately take and expeditiously proceed with the action and shall be bound by any final resolution resulting therefrom. If any such action results in a determination that the relevant payment can be made without violating any applicable law, regulation or order then the payment shall become due and payable on the expiration of the applicable 14-day or seven-day period after the Trustee gives written notice to us informing us of such determination.

Upon the occurrence of any Event of Default or Default, we shall give prompt written notice to the Trustee. In accordance with the Indenture, the Trustee may proceed to protect and enforce its rights and the rights of the holders of the Senior Notes whether in connection with any breach by us of our obligations under the Senior Notes, the Indenture or otherwise, including by judicial proceedings, provided that we shall not, as a result of any such action by the Trustee, be required to pay any amount representing or measured by reference to principal or interest on the Senior Notes prior to any date on which the principal of, or any interest on, the Senior Notes would have otherwise been payable.

Other than the limited remedies specified above, no remedy against us shall be available to the Trustee or the holders of the Senior Notes whether for the recovery of amounts owing in respect of such Senior Notes or under the Indenture or in respect of any breach by us of our obligations under the Indenture or in respect of the Senior Notes, except that the Trustee and the holders shall have such rights and powers as they are entitled to have under the Trust Indenture Act of 1939 (the “Trust Indenture Act”), including the Trustee’s prior lien on any amounts collected following a Default or Event of Default for payment of the Trustee’s fees and expenses, and provided that any payments on the Senior Notes are subject to the subordination provisions set forth in the Indenture.

Notwithstanding any contrary provisions, nothing shall impair the right of a holder, absent the holder’s consent, to sue for any payments due but unpaid with respect to the Senior Notes.

The provisions described under “Description of Debt Securities—Events of Default and Defaults; Limitation of Remedies” in the accompanying prospectus do not apply to the Senior Notes.

Payment of Additional Amounts

The government of the United Kingdom or any political subdivision or any authority thereof or therein having the power to tax may require us to withhold or deduct amounts from payments on the Senior Notes for taxes or other governmental charges. If such a withholding or deduction is required, we may be required, subject to certain exceptions, to pay additional amounts such that the net amount paid to holders of the Senior Notes, after such deduction or withholding, equals the amount that would have been payable had no such withholding or deduction been required (“Additional Amounts”). For more information on Additional Amounts and the situations in which we must pay Additional Amounts, see “Description of Debt Securities—Additional Amounts” in the accompanying prospectus.

Whenever in this prospectus supplement there is mentioned, in the context of the Senior Notes, the payment of the principal, premium, if any, or interest on or in respect of any Senior Note, such mention shall be deemed to include mention of the payment of Additional Amounts referred to above and further described under “Description of Debt Securities—Additional Amounts” in the accompanying prospectus, to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to the provisions of the Indenture and as if express mention of the payment of Additional Amounts (if applicable) were made in any provisions hereof where such express mention is not made.

In addition to the exceptions to our gross-up obligations set forth in the accompanying prospectus, we will not pay Additional Amounts in respect of any withholding or deduction required to be made pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (“FATCA”), any U.S. Treasury regulation issued under FATCA or any official interpretations or guidance issued with respect thereto, any agreement with the U.S. Treasury entered into in connection with FATCA, any intergovernmental agreement entered into in connection with FATCA, or any law, regulation, or other official interpretation or guidance enacted, promulgated or issued in any jurisdiction to implement such an intergovernmental agreement.

Noteholder’s Waiver of Right to Set-Off

By acquiring a Senior Note, each holder (and the Trustee acting on behalf of the holders) will be deemed to have waived to the fullest extent permitted by law any right of set-off, counterclaim or combination of accounts with respect to such Senior Note or the Indenture (or between our obligations under or in respect of any Senior Note and any liability owed by a holder) that they (or the Trustee acting on their behalf) might otherwise have against us, whether before or during our winding-up, liquidation or administration. Notwithstanding the above, if any such rights and claims of any such holder (or the Trustee acting on behalf of such holders) against us are discharged by set-off, such holder (or the Trustee acting on behalf of such holders) will immediately pay an amount equal to the amount of such discharge to us or, in the event of a winding-up, liquidation or administration, our liquidator or administrator (or other relevant insolvency official), as the case may be, to be held on trust for senior creditors, and until such time as payment is made will hold a sum equal to such amount on trust for senior creditors, and accordingly such discharge shall be deemed not to have taken place.

Trustee; Direction of Trustee

The Issuer’s obligations to indemnify the Trustee in accordance with Section 6.07 of the Indenture shall survive the exercise of the UK bail-in power by the relevant UK authority with respect to the Senior Notes.

By its acquisition of Senior Notes, each holder (including each beneficial holder) of the Senior Notes acknowledges and agrees that, upon the exercise of any UK bail-in power by the relevant UK authority, (a) the Trustee shall not be required to take any further directions from holders of the Senior Notes under Section 5.12 (Control by Holders) of the Indenture, which authorises holders of a majority in aggregate outstanding principal amount of the Senior Notes to direct certain actions relating to the Senior Notes, and (b) neither the Base Indenture nor the Supplemental Indenture shall impose any duties upon the Trustee whatsoever with respect to the exercise of any UK bail-in power by the relevant UK authority. Notwithstanding the foregoing, if, following the completion of the exercise of the UK bail-in power by the relevant UK authority, the Senior Notes remain outstanding (for example, if the exercise of the UK bail-in power results in only a partial write-down of the principal of the Senior Notes), then the Trustee’s duties under the Indenture shall remain applicable with respect to the Senior Notes following such completion to the extent that the Issuer and the Trustee shall agree pursuant to a supplemental indenture or an amendment to the Indenture.

In addition to the foregoing, the Trustee may decline to act or accept direction from holders unless it receives written direction from holders representing a majority in aggregate principal amount of the Senior Notes and security and/or indemnity satisfactory to the Trustee in its sole discretion. The Indenture shall not be deemed to require the Trustee to take any action which may conflict with applicable law, or which may be unjustly prejudicial to the holders not taking part in the direction, or which would subject the Trustee to undue risk or for which it is not indemnified to its satisfaction in its sole discretion.

The Trustee makes no representations regarding, and shall not be liable with respect to, the information set forth in this prospectus supplement.

See “—Events of Default and Defaults; Limitation of Remedies” above for a description of the Trustee’s procedures and remedies available in connection with an Event of Default or Default.

Notices

All notices regarding the Senior Notes will be deemed to be validly given if sent by first-class mail to the holders of the Senior Notes at their addresses recorded in the register.

Until such time as any definitive securities are issued, there may, so long as any Global Notes representing the Senior Notes are held in their entirety on behalf of DTC, be substituted for such notice by first-class mail the delivery of the relevant notice to DTC for communication by them to the holders of the Senior Notes, in accordance with DTC’s applicable procedures. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Notices to be given by any holders of the Senior Notes to the Trustee shall be in writing to the Trustee at its corporate trust office. While any of the Senior Notes are represented by a Global Note, such notice may be given by any holder to the Trustee through DTC in such manner as DTC may approve for this purpose.

Subsequent Holders’ Agreement

Holders of the Senior Notes that acquire the Senior Notes in the secondary market shall be deemed to acknowledge, agree to be bound by and consent to the same provisions specified herein to the same extent as the holders and beneficial owners of the Senior Notes that acquire the Senior Notes upon their initial issuance, including, without limitation, with respect to the acknowledgement and agreement to be bound by and consent to the terms of the Senior Notes related to the UK bail-in power.

Governing Law

The Senior Notes and the Indenture will be governed by and construed in accordance with the laws of the State of New York.

Listing

We intend to apply for the listing of the Senior Notes on the New York Stock Exchange in accordance with its rules.

UK AND U.S. FEDERAL TAX CONSEQUENCES

The following is a summary of material UK and U.S. federal income tax consequences of the ownership and disposition of the Senior Notes by a “U.S. holder” described below, that is not connected with us for relevant tax purposes, that holds the Senior Notes as capital assets and that purchases the Senior Notes in their initial offering at their “issue price”, which will be equal to the first price at which a substantial amount of the Senior Notes is sold for money to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). For purposes of this discussion, a “U.S. holder” is a beneficial owner of a Senior Note that is for U.S. federal income tax purposes (i) a citizen or individual resident of the United States, (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

This discussion does not describe all of the tax consequences that may be relevant to U.S. holders in light of their particular circumstances, including the special tax accounting rules set forth in Section 451 of the U.S. Internal Revenue Code of 1986, as amended (which generally require certain accrual-method taxpayers to conform the timing of income accruals with respect to the Senior Notes to their financial statements), any alternative minimum tax or Medicare contribution tax consequences, as well as differing tax consequences that might apply to holders subject to special rules, such as:

•	persons who are resident in the UK or are temporary non-residents of the UK for UK tax purposes;

•	certain financial institutions;

•	insurance companies;

•	dealers or traders in securities subject to mark-to-market method of tax accounting with respect to the Senior Notes;

•	persons holding Senior Notes as part of a hedge or other integrated transaction;

•	persons whose functional currency is not the U.S. dollar;

•	partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes; or

•	persons carrying on a trade in the UK through a permanent establishment in the UK or carrying on a trade, profession or vocation in the UK through a branch or agency in the UK.

If a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes holds a Senior Note, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partnership or partner of a partnership holding a Senior Note should consult its tax advisor regarding the tax consequences of investing in the Senior Notes.

The statements regarding UK and U.S. tax laws and practices set out below, including those regarding the UK/U.S. double taxation convention relating to tax on income and capital gains (the “Treaty”), are based on those laws, practices and conventions as of the date of this prospectus supplement. They are subject to changes in those laws, practices and conventions, and any relevant judicial decision which, in each case, may have retroactive effect. This summary is not exhaustive of all possible tax considerations that may be relevant in the particular circumstances of each U.S. holder. In particular, this summary does not deal with the tax treatment of any Senior Note on or following any exercise of the UK bail-in power. You should satisfy yourself as to the tax consequences in your own particular circumstances of the acquisition, ownership and disposition of the Senior Notes.

United Kingdom

Payments of Interest. Interest that we pay on the Senior Notes will not be subject to withholding or deduction for or on account of UK tax, provided that the Senior Notes are and remain listed on the New York Stock Exchange or some other “recognised stock exchange” within the meaning of Section 1005 of the Income Tax Act 2007.

In all other cases, a sum on account of UK income tax must generally be withheld at the basic rate (currently 20%), unless one of certain exceptions relating to the status of the holder applies. In particular, certain U.S. holders will be entitled to receive payments free of withholding on account of UK income tax under the Treaty and will under current HM Revenue & Customs (“HMRC”) administrative procedures be able to make a claim for the issuance of a direction by HMRC to this effect. However, such directions will be issued only on prior application to the relevant tax authorities by the holder in question. If such a direction is not given, we will generally be required to withhold tax, although a U.S. holder entitled to relief under the Treaty may subsequently claim the amount withheld from HMRC.

Payments of interest on the Senior Notes constitute UK-source income for UK tax purposes and, as such, may be subject to UK tax by direct assessment, irrespective of the residence of the holder. Where the payments are made without withholding on account of UK tax, the payments will not be assessed to UK tax if you are not resident in the UK for tax purposes, except if you carry on a trade, profession or vocation in the UK through a UK branch or agency, or in the case of a corporate U.S. holder, if you carry on a trade in the UK through a permanent establishment in the UK in connection with which the payments are received or to which the Senior Notes are attributable, in which case (subject to exemptions for payments received by certain categories of agent) tax may be levied on the UK branch or agency or permanent establishment.

Any person in the UK paying interest to, or receiving interest on behalf of, certain other persons, may be required to provide information in relation to the payment (including the name and address of the beneficial owner of the interest, whether or not resident in the UK) to HMRC. HMRC may communicate this information to the tax authorities of other jurisdictions.

Disposal (Including Redemption). Subject to the provisions set out in the next paragraph in relation to temporary non-residents, a U.S. holder will not, upon disposal (including redemption) of a Senior Note, be liable for UK taxation on gains realized, unless at the relevant time the U.S. holder is resident for tax purposes in the UK or carries on a trade, profession or vocation in the UK through a branch or agency in the UK or, in the case of a corporate U.S. holder, if the U.S. holder carries on a trade in the UK through a permanent establishment in the UK and the Senior Note was used in or for the purposes of the trade, profession or vocation or acquired for use and used by or held for the purposes of that branch or agency or permanent establishment.

A U.S. holder who is an individual and who has ceased to be resident for tax purposes in the UK for a period of five years or less and who disposes of a Senior Note during that period may be liable to UK tax on chargeable gains arising during the period of absence in respect of the disposal (including redemption), subject to any available exemption or relief.

A U.S. holder who is an individual or other taxpayer not subject to corporation tax will not, upon transfer or redemption of a Senior Note, recognise any UK income tax charge on accrued but unpaid payments of interest, unless the U.S. holder at any time in the relevant tax year was resident for tax purposes in the UK or carried on a trade, profession or vocation in the UK through a branch or agency to which the Senior Note is attributable.

Annual Tax Charges. Corporate U.S. holders who are not resident for tax purposes in the UK and who do not carry on a trade in the UK through a permanent establishment in the UK to which the Senior Notes are attributable will not be liable to UK tax charges or relief by reference to fluctuations in exchange rates or in respect of profits, gains and losses arising from the Senior Notes.

Stamp Duty and Stamp Duty Reserve Tax. No UK stamp duty should be payable on the issue of the Senior Notes into a clearance service or depositary receipt arrangement.

UK SDRT may arise on the issue, and UK SDRT or UK stamp duty may arise on the transfer, of the Senior Notes into a clearance service or depositary receipt arrangement, in each case, at a rate of 1.5%. However, following litigation, HMRC have confirmed that it will not collect such SDRT on the issue, or (where integral to the raising of capital) the transfer, of the Senior Notes into a clearance service or depositary receipt arrangement on the basis that the charge is not compatible with European law, provided that the Senior Notes comprise loans raised by the issue of debentures or other negotiable securities for the purposes of Article 5(2)(b) of the Capital Duty Directive (2008/7/EC).

No UK stamp duty should be required to be paid on the transfer of the Senior Notes within a clearance service or depositary receipt arrangement provided that no instrument is used to effect the transfer. No UK SDRT should be payable on the transfer of the Senior Notes within a clearance service or depositary receipt arrangement provided that no election has been made under which the alternative system of charge (as provided for in section 97A Finance Act 1986) applies to the Senior Notes.

No UK stamp duty or SDRT should be payable on the redemption of the Senior Notes.

United States

General

The Senior Notes should be treated as debt instruments for U.S. federal income tax purposes. Assuming such treatment is respected, the Senior Notes should be treated as “variable rate debt instruments” that provide for stated interest at a single fixed rate followed by a qualified floating rate (“QFR”) for U.S. federal income tax purposes.

Under the Treasury Regulations applicable to variable rate debt instruments, in order to determine the amount of original issue discount (“OID”), if any, in respect of the Senior Notes, an equivalent fixed rate debt instrument must be constructed. The equivalent fixed rate debt instrument is constructed in the following manner: (i) first, the initial fixed rate is converted to a QFR that would preserve the fair market value of the Senior Notes, and (ii) second, each QFR (including the QFR determined under clause (i) above) is converted to a fixed rate substitute (which generally will be the value of that QFR as of the issue date of the Senior Notes). Under the applicable Treasury Regulations, the Senior Notes generally will be treated as providing for qualified stated interest (“QSI”) at a rate equal to the lowest rate of interest in effect at any time under the equivalent fixed rate debt instrument, and any interest under the equivalent fixed rate debt instrument in excess of that rate generally would be treated as part of the stated redemption price at maturity and, therefore, as giving rise to OID. Based on the application of these rules to the Senior Notes and the expected pricing terms of the Senior Notes, we do not expect the notes to be treated as issued with OID. The remaining discussion assumes this treatment.

Stated Interest. Stated interest on a Senior Note (including any UK tax withheld) will be includable in income by a U.S. holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes. Interest income from the Senior Notes (including any UK tax withheld) will constitute foreign source income, which may be relevant to a U.S. holder in calculating the U.S. holder’s foreign tax credit limitation. The limitation on foreign taxes eligible for the credit is calculated separately with respect to specific classes of income.

Sale, Exchange or Redemption. A U.S. holder will, upon the sale, exchange or redemption of a Senior Note, generally recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized (not including amounts attributable to accrued interest, which will be treated as a payment of interest, as described above) and the U.S. holder’s tax basis in the Senior Note. A U.S. holder’s tax basis in a Senior Note generally will equal the cost of the Senior Note to the U.S. holder. Any gain or loss will generally be U.S.-source capital gain or loss and will be long-term capital gain or loss if the Senior Note has been held for more than one year at the time of disposition. Long-term capital gains recognised by non-corporate U.S. holders are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting. Information returns may be filed with the Internal Revenue Service in connection with payments on the Senior Notes and the proceeds from a sale or other disposition of the Senior Notes. A U.S. holder may be subject to U.S. backup withholding on these payments and proceeds if the U.S. holder fails to provide its taxpayer identification number and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability and may entitle the U.S. holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

Certain U.S. holders who are individuals (or certain specified entities) may be required to report information relating to non-U.S. accounts through which the U.S. holders may hold their Senior Notes (or information regarding the Senior Notes if the Senior Notes are not held through any financial institution). U.S. holders should consult their tax advisors regarding their reporting obligations with respect to the Senior Notes.

UNDERWRITING/CONFLICTS OF INTEREST

We and the underwriters for the offering named below (the “Underwriters”) have entered into an underwriting agreement and a pricing agreement with respect to the Senior Notes. Subject to certain conditions, we have agreed to sell to the Underwriters and each Underwriter has severally agreed to purchase the respective principal amounts of the Senior Notes indicated opposite such Underwriter’s name in the following table.

Principal Amount of Senior Notes
Underwriters
Citigroup Global Markets Inc.	$312,500,000
J.P. Morgan Securities LLC	$312,500,000
NatWest Markets Securities Inc.	$312,500,000
UBS Securities LLC	$312,500,000
Total	$1,250,000,000

The underwriting agreement and the pricing agreement provide that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters have undertaken to purchase all the Senior Notes offered by this prospectus supplement if any of these Senior Notes are purchased.

The Senior Notes sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. If all the Senior Notes are not sold at the initial public offering price, the Underwriters may change the offering price and the other selling terms.

We intend to apply for the listing of the Senior Notes on the New York Stock Exchange. The Senior Notes are a new issue of securities with no established trading market. We have been advised by the Underwriters that the Underwriters intend to make a market in the Senior Notes, but they are not obligated to do so and may discontinue market-making at any time without notice. No assurance can be given as to the liquidity of the trading markets for the Senior Notes.

The Senior Notes will settle through the facilities of the DTC and its participants (including Euroclear and Clearstream Banking). The CUSIP number for the Senior Notes is 780097 BL4 and the ISIN is US780097BL47.

Certain of the Underwriters may not be U.S. registered broker-dealers and accordingly will not effect any sales within the United States except in compliance with applicable U.S. laws and regulations, including the rules of FINRA.

We estimate that our total expenses for the offering, excluding underwriting discount, will be approximately $411,179.

We have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the US Securities Act of 1933, as amended.

It is expected that delivery of the Senior Notes will be made against payment on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the third Business Day following the date of pricing of the Senior Notes (such settlement cycle being referred to as “T+3”). Under Rule 15(c)6-1 of the U.S. Exchange Act, trades in the secondary market generally are required to settle in two business days (as such term is used for purposes of Rule 15(c) 6-1 of the U.S. Exchange Act) unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Senior Notes on the date of this prospectus supplement will be required, by virtue of the fact that the Senior Notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Senior Notes who wish to make such trades should consult their own advisors.

Conflicts of Interest

NatWest Markets Securities Inc., an affiliate of RBSG, is a FINRA member and an Underwriter in this offering, has a “conflict of interest” within the meaning of FINRA Rule 5121. Accordingly, this offering will be made in compliance with the applicable provisions of FINRA Rule 5121. NatWest Markets Securities Inc. is not permitted to sell Senior Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Some of the Underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In addition, in the ordinary course of their business activities, the Underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the Underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such Underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Senior Notes. Any such short positions could adversely affect future trading prices of the Senior Notes. The Underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In connection with the offering, the Underwriters are not acting for anyone other than us and will not be responsible to anyone other than us for providing the protections afforded to their clients nor for providing advice in relation to the offering.

Stabilization Transactions and Short Sales

In connection with the offering, the Underwriters (or persons acting on their behalf) may over-allot Senior Notes or effect transactions with a view to supporting the market price of the Senior Notes during the stabilization period at a level higher than that which might otherwise prevail. However, stabilization action may not necessarily occur. Any such stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the Senior Notes is made, and, if begun, may be ended at any time, but it must end no later than 30 calendar days after the date on which the Issuer received the proceeds of the issue, or no later than 60 calendar days after the date of allotment of the Senior Notes, whichever is the earlier. Any stabilization action or over-allotment must be conducted by the relevant Underwriter (or persons acting on their behalf) in accordance with all applicable laws and rules and will be undertaken at the offices of the relevant Underwriter (or persons acting on their behalf) and on the New York Stock Exchange.

These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater aggregate principal amount of Senior Notes than they are required to purchase from us in the offering.

The Underwriters may also impose a penalty bid. This occurs when a particular Underwriter repays to the other Underwriters a portion of the underwriting discount received by it because the other Underwriters have repurchased Senior Notes sold by or for the account of such Underwriter in stabilizing or short-covering transactions.

These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the Senior Notes. As a result, the price of the Senior Notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time and stabilizing transactions must be brought to an end after a limited period as set up above. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

Selling Restrictions

United Kingdom

This prospectus supplement is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the UK Financial Services and Markets Act 2000 (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

Each Underwriter has represented and agreed that:

(a)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Senior Notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)   it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Senior Notes in, from or otherwise involving the United Kingdom.

PRIIPs Regulation / Prohibition of sales to EEA retail investors

Each Underwriter, severally and not jointly, has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Senior Notes which are the subject of the offering contemplated by this prospectus supplement in relation thereto to any retail investor in the EEA. For the purposes of this provision:

The expression “retail investor” means a person who is one (or more) of the following:

(i)   a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(ii)   a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II.

Hong Kong

The Senior Notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, The Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Senior Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Senior Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance and any rules made thereunder.

Japan

The Senior Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1919, as amended) (the “FIEL”) and, accordingly, will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time.

Malaysia

Each Underwriter has acknowledged that no lodgement of the relevant documents with the Securities Commission Malaysia (“SC”) has been or will be made and no approval from the SC under the Capital Markets and Services Act 2007 of Malaysia (“CMSA”) has been or will be obtained and this prospectus supplement has not been nor will it be registered with the SC as a prospectus under the CMSA for the offering or issuance of the Senior Notes on the basis that the Senior Notes will be offered or sold exclusively to persons outside Malaysia. Accordingly, each Underwriter has represented and warranted and agrees that it has not offered or sold any Senior Notes or caused such Senior Notes to be made the subject of an invitation for subscription or purchase nor will it offer or sell such Senior Notes or cause such Senior Notes to be made the subject of an invitation for subscription or purchase, nor has it circulated or distributed, nor will it circulate or distribute, either this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Senior Notes, whether directly or indirectly, to any person in Malaysia.

Singapore

This prospectus supplement and accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Senior Notes may not be circulated or distributed, nor may the Senior Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the Securities and Futures Act (Chapter 289) (the “SFA”), (ii) to a relevant person (as defined under Section 275(2) of the SFA), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Senior Notes are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, then

“securities” (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferrable for six months after that corporation or that trust has acquired the Senior Notes pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor under Section 274 of the SFA or to a relevant person, , or (in the case of a corporation) where the transfer arises from an offer referred to in Section 276(3)(i)(B) of the SFA or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law.

South Korea

Each Underwriter has, severally, but not jointly, represented, warranted and agreed that it has not and will not, directly or indirectly, offer, sell or deliver any Senior Notes in Korea or to, or for the account or benefit of, any resident of Korea (as such term is defined in the FETL), or to others for reoffering or resale, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as such term is defined in the FETL), except as otherwise permitted by applicable Korean laws and regulations, including the Financial Investment Services and Capital Markets Act and the FETL) and the decrees and regulations thereunder. The Senior Notes have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the Senior Notes may not be re-sold to Korean residents unless the purchaser of the Senior Notes complies with all applicable regulatory requirements (including but not limited to government approval requirements under the FETL and its subordinate decrees and regulations) in connection with their purchase. The aggregate number of Senior Notes offered in Korea or to a resident in Korea, shall in each case be less than 50. By purchasing the Senior Notes, each noteholder will be deemed to represent, warrant and agree that for a period of one year from the Issue Date thereof, the Senior Notes, may not be sub-divided or re-denominated so as to result in increasing the aggregate number of Senior Notes to 50 or more.

Switzerland

This prospectus supplement and the accompanying prospectus, as well as any other material relating to the Senior Notes which are the subject of the offering contemplated by this prospectus supplement, do not constitute an issue prospectus pursuant to Articles 652a and/or 1156 of the Swiss Code of Obligations. The Senior Notes will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the Senior Notes, including, but not limited to, this prospectus supplement, do not claim to comply with the disclosure standards of the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange. The Senior Notes are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the Senior Notes with the intention to distribute them to the public. The investors will be individually approached by us from time to time. This prospectus supplement as well as any other material relating to the Senior Notes is personal and confidential and does not constitute an offer to any other person. This prospectus supplement may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Taiwan

The Senior Notes have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of the ROC and/or other regulatory authority of the ROC pursuant to relevant securities laws and regulations and may not be sold, issued or offered within the ROC through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of the ROC or relevant laws and regulations that requires a registration, filing or approval of the Financial Supervisory Commission of the ROC and/or other regulatory authority of the ROC. No person or entity in the ROC has been authorized to offer or sell the Senior Notes in the ROC.

Canada

The Senior Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Senior Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the Underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Other Jurisdictions outside the United States

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the Senior Notes or the possession, circulation or distribution of this prospectus supplement in any jurisdiction where action for that purpose is required. Accordingly, the Senior Notes may not be offered or sold, directly or indirectly, and neither this prospectus supplement nor any other offering material or advertisements in connection with the Senior Notes may be distributed or published in or from any country or jurisdiction, except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

LEGAL OPINIONS

Our U.S. counsel, Davis Polk & Wardwell London LLP, and U.S. counsel for the Underwriters, Shearman & Sterling (London) LLP, will pass upon certain United States legal matters relating to the Senior Notes. Our Scottish solicitors, CMS Cameron McKenna Nabarro Olswang LLP, will pass upon certain matters of Scots law relating to the issue and sale of the Senior Notes. Our English solicitors, Davis Polk & Wardwell London LLP will pass upon certain tax matters of English law relating to the Senior Notes.

EXPERTS

The consolidated financial statements of RBSG as at December 31, 2018 and for the years ended December 31, 2018, December 31, 2017 and December 31, 2016, appearing in RBSG’s 2018 Annual Report and the 2019 Restatement Document, and the effectiveness of RBSG’s internal control over financial reporting as of December 31, 2018 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and RBSG management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The Royal Bank of Scotland Group plc

$1,250,000,000 4.445% Fixed Rate/Floating Rate Notes due 2030

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PROSPECTUS SUPPLEMENT

(to prospectus dated December 13, 2017)

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Joint Bookrunners and Joint Lead Managers

Citigroup	J.P. Morgan	NatWest Markets	UBS Investment Bank